Exhibit 96.3

CEMENTOS SELVA S.A.

Technical Report Summary (TRS)

Tioyacu Quarry

and

Rioja Cement Plant

20-F 229.601 (Item 601)

Exhibit 96

Index

1.	Executive Summary		1
	1.1.	Location and access	1
	1.2.	Climate	1
	1.3.	History	1
	1.4.	Geological environment and mineralization	2
	1.5.	Exploration	2
	1.6.	Preparation of samples, analysis and security	2
	1.7.	Data verification	3
	1.8.	Mineral processing and metallurgical test	3
	1.9.	Mineral Resources and Reserves	3
	1.10.	Processing Plant and Infrastructure	4
	1.11.	Market studies	5
	1.12.	Capital, Operating costs and Economic Analysis	5
	1.13.	Adjacent properties	8
	1.14.	Conclusions	8
	1.15.	Recommendations	9
2.	Introduction		10
	2.1.	Participants	10
	2.2.	Terms of Reference	10
	2.3.	Conventions	12
	2.4.	Previous Work and Sources of Information	12
	2.5.	Details of QP Personal Inspection	12
3.	Property description		13
	3.1.	Tioyacu quarry	13
	3.2.	Rioja plant	15
4.	Accesibility, climate, local resources, infrastructure and physiography		16
	4.1.	Tioyacu quarry and Rioja plant	16
5.	History		17
	5.1.	Tioyacu quarry	17
6.	Geological setting, mineralization, and deposit		18
	6.1.	Regional geology	18
	6.2.	Local geology	19
	6.3.	Characteristics of the deposit	20
7.	Exploration		21
	7.1.	Drilling	21
	7.3.	Geotechnical studies	25

i

8.	Sample preparation, analysis, and security			27
	8.1.	Geology and quarry		27
		8.1.1.	Preparation of samples, procedures, assays and laboratories	28
		8.1.2.	Quality Assurance Actions	28
		8.1.3.	Quality Plan	28
		8.1.4.	Sample security	28
		8.1.5.	Chain custody	29
		8.1.6.	Qualified person’s opinion on quarry QAQC	29
	8.2.	Rioja plant		29
		8.2.1.	Sample preparation, procedures, assays and laboratories	29
		8.2.1.1.	Raw materials sample preparation	29
		8.2.1.2.	Laboratory Analysis	29
		8.2.2.	Quality Assurance Actions	30
		8.2.2.1.	Finished Product Control	31
		8.2.2.2.	Control of non-conforming product	31
		8.2.2.3.	Validation of silos	31
		8.2.2.4.	Density	31
		8.2.2.5.	Quality Assurance (QA) and Quality Control (QC)	31
		8.2.2.6.	Quality Plan	32
		8.2.2.7.	Quality control parameters	32
		8.2.3.	Sample security	33
		8.2.4.	Qualified Person’s Opinion on cement plant QAQC	33
9.	Data verification			33
	9.2.	Geology and quarry		33
		9.2.1.	Data Verification procedure	33
		9.2.2.	Data collection	33
		9.2.3.	Management and Validation of Database	33
		9.2.4.	Tracking Data	34
		9.2.5.	Validation of Data	34
	9.3.	Rioja plant		34
		9.3.1.	Data verification procedures	35
		9.3.2.	Data validation	35
		9.3.3.	Qualified Person’s Opinion on cement plant	35
10.	Mineral processing and metallurgical testing			35
	10.1.	Nature of Testing Program		35
	10.2.	Cement Manufacturing Test Results		36
	10.3.	Adequacy of the Test Data		36

11.	Mineral Resources estimates			36
	11.1.	Database		37
	11.2.	Density		37
	11.3.	Composting		38
	11.4.	Basic statistics of the data (Assay – Composites)		38
	11.5.	Extreme values		39
	11.6.	Variogram Analysis		40
	11.7.	Interpolation		40
	11.8.	Mineral Resources classification		42
	11.9.	Resources estimation		42
		11.9.1.	Cut-off	43
		11.9.2.	Reasonable Prospects of Economic Extraction	43
	11.10.	Qualified Person’s Opinion		44
12.	Mineral Reserves estimates			44
	12.1.	Criteria for Mineral Reserves estimation		44
		12.1.1.	Run of Mine (ROM) determination criteria	44
		12.1.2.	Cement Plant recovery	44
	12.2.	Reserves estimation methodology		45
	12.3.	Reserves estimation		45
	12.4.	QP’s Opinion on Risk Factors affecting Reserve Estimates		46
13.	Mining methods			47
	13.1.	Mining methods and equipment		47
	13.2.	Geotechnical aspects		48
	13.3.	Hydrological aspects		50
	13.4.	Other Mine Design and Planning Parameters		50
	13.5.	Anual production rate		51
	13.6.	Mining plan		51
	13.7.	Life of Mine		52
	13.8.	Staff		52
14.	Processing and recovery methods			53
	14.1.	Process Plant		53
	14.2.	Raw materials for the cement production		53
	14.3.	Flow sheet		54
	14.4.	Main equipment		54
	14.5.	Material balance cement plant		55

		14.5.1.	Material balance	55
	14.6.	Process losses		55
	14.7.	Water consumption		55
	14.8.	Fosil fuel consumption		55
	14.9.	Electric power consumption		55
	14.10.	Maintenance Plan		55
	14.11.	Staff		55
15.	Infrastructure			56
	15.1.	Tioyacu quarry		56
	15.2.	Rioja Plant		56
16.	Market Studies			56
	16.1.	The cement market in Peru		56
	16.2.	Industry and Macroeconomic Analysis		57
	16.3.	The North Region Market		59
	16.4.	Cement price		60
	16.5.	Current and future demand		60
17.	Environmental studies, permitting, and plans, negotiations, or agreements with local individuals or groups.			62
	17.1.	Environmental Aspects		62
		17.1.1.	Tioyacu quarry	62
		17.1.2.	Rioja plant	63
	17.2.	Solid waste disposal		64
	17.3.	Qualified Person’s Opinion		64
18.	Capital and operations costs			65
	18.1.	Basis for operating and capital costs for the quarry and plant		65
	18.2.	Capital and Operating Cost Estimates		66
	18.3.	Capital and Operating Cost Estimation Risks		66
19.	Economic Analysis			67
	19.1.	Methodology: Discounted Cash Flow (Free)		67
	19.2.	Assumptions		67
		19.2.1.	General and Macroeconomic Assumptions	67
		19.2.2.	Income and Cost Assumptions	67
	19.3.	Financial Model Results		67
	19.4.	Sensitivity Analysis		69
20.	Adjacent properties			70
21.	Other relevant data and information			71
22.	Interpretation and conclusions			71
23.	Recommendations			72
24.	References			73
25.	Reliance on information provided by registrant			74

Index of tables

Table 1 Mineral Resources (exclusive of Reserves) of Tioyacu quarry	4
Table 2 Mineral Reserves of Tioyacu quarry	4
Table 3 Free Cash Flow and valuation	6
Table 4 Mineral Resources (exclusive of Reserves) of Tioyacu quarry	9
Table 5 Mineral Reserves of Tioyacu quarry	9
Table 6 List of Cementos Pacasmayo S.A.A. Professionals	11
Table 7 QP’s field visit	12
Table 8 Central coordinates of the Calizas Tioyacu property	13
Table 9 Central coordinates of the Rioja plant	15
Table 10 Characteristics of Tioyacu quarry	20
Table 11 Drilling campaigns in Tioyacu quarry	21
Table 12 Drilling characteristics of the 2015 campaign	21
Table 13 Hydraulic parameters of the hydrogeologic units	24
Table 14 Static levels of piezometers	24
Table 15 Uniaxial Compression test results	25
Table 16 Point Load test results	25
Table 17 Triaxial Compression test results	25
Table 18 Traction resistance tests results	26
Table 19 Rock mass strength properties	26
Table 20 Rock mass quality by rock type	26
Table 21 Tioyacu quarry design and planning angles	26
Table 22 Protocols of the Geology area	27
Table 23 Methods of analysis for the limestone from the Rioja plant laboratory	28
Table 24 Quality Plan of the Tioyacu quarry	28
Table 25 Tests and frequency for each stage of the process	30
Table 26 Quality Plan of Rioja plant	32
Table 27 Quality control parameters for materials received at the Rioja plant	32
Table 28 Lithologic units of the Tioyacu quarry geological model	36
Table 29 Rioja plant material restrictions	37
Table 30 Characteristics of the block model	37
Table 31 Limestone density per horizon	38
Table 32 Basic statistics of the limestone horizon data	39
Table 33 Basic statistics of the data of the marly limestone horizon.	39
Table 34 Variogram modeling parameters	40
Table 35 Ordinary Kriging Estimation Parameters CaO	41
Table 36 Criteria for Resource categorization	42
Table 37 Resource categorization (exclusive of Reserves) at the Tioyacu quarry	42
Table 38 Rioja plant material restrictions	45
Table 39 Mineral Reserves expressed in millions of tonnes	46
Table 40 Equipment of the Tioyacu quarry	48
Table 41 Rock mass quality by rock type	49
Table 42 Tioyacu quarry design and planning angles	49
Table 43 Hydraulic parameters of the hydrogeologic units	50
Table 44 Summary of Tioyacu quarry design parameters	50
Table 45 Mining plan for the next 27 years	51
Table 46 Main equipment in Rioja plant	54
Table 47 Balance for crude production	55
Table 48 Balance for cement production.	55
Table 49 Fuel consumption in Rioja plant	55
Table 50 Cement shipments at domestic level (in thousands of tonnes)	57
Table 51 Types of products of Rioja plant	59
Table 52 Forecast of future demand for Rioja cement plant	61
Table 53 Concepts about cost structure of Tioyacu quarry and Rioja plant	65
Table 54 Operating costs forecast of quarry and plant	66
Table 55 Investment forecast in quarry and plant	66
Table 56 Profit and Loss Statement	68
Table 57 Free Cash Flow and valuation	68
Table 58 Sensitivity analysis of the Net Present Value	69
Table 59 Sensitivity analysis of the EBITDA	69
Table 60 Mineral Resources (exclusice of Reserves) of Tioyacu quarry	71
Table 61 Mineral Reserves of Tioyacu quarry	71
Table 62 List of Cementos Selva S.A. information.	74

v

Index of figures

Figure 1 Sensitivity of Net Present Value	7
Figure 2 Sensitivity of EBITDA	7
Figure 3 Calizas Tioyacu map	14
Figure 4 Rioja plant map	15
Figure 5 Regional stratigraphic column	18
Figure 6 Local stratigraphic column of the Tioyacu quarry.	19
Figure 7 Geological Section of the Tioyacu quarry	20
Figure 8 Tioyacu quarry, drilling hole location map	22
Figure 9 Photographic record of the sampling intervals	29
Figure 10 Tioyacu quarry mining sequence	47
Figure 11 Tioyacu quarry final pit	52
Figure 12 Rioja plant process block diagram	54
Figure 13 Segmentation of the cement market in Peru	56
Figure 14 Construction sector GDP variation	58
Figure 15 Historic prices of cement in Peru	60
Figure 16 Evolution of the national demand of cement	60
Figure 17 Sensitivity of Net Present Value	69
Figure 18 Sensitivity of EBITDA	69
Figure 19 Concession Calizas Tioyacu and adjacent concessions.	70

1. Executive Summary

Cementos Selva S.A. (CSSA), a wholly-owned subsidiary of Cementos Pacasmayo S. A.A., is a Peruvian company whose corporate purpose is the production of cement and other products associated with the construction sector. This Technical Report Summary summarizes the Pre-feasibility study of the Tioyacu quarry located in the San Martin Region and the Rioja plant located in the same region. Qualified professionals from Cementos Pacasmayo have prepared the report to support the Resources and Reserves Estimates.

1.1. Location and access

The Tioyacu quarry contains limestone, a non-metallic mineral that is primarily used as raw material in cement production. This quarry is located in the district of Elías Soplin Vargas, Rioja Province, San Martin Region. The access route to this quarry is by land through the Fernando Belaunde Terry highway. The cement plant located in the city of Rioja is adjacent to the Tioyacu quarry.

1.2. Climate

The vegetation is evergreen with lianas and vines, many of which are covered by epiphytes of the Bromeliaceae family. The forests have a very heterogeneous floristic composition.

The climate in this Amazon region in northern Peru is mainly influenced by the following factors: the Intertropical Convergence Zone (ITCZ), the presence of the Eastern Cordillera of the Andes and the Extratropical Fronts.

1.3. History

On February 6, 1998, the public auction of the Rioja Cement Plant was held, and Consorcio Pacasmayo was awarded the contract. To comply with the terms of the auction, Consorcio incorporated and subsequently transferred ownership of the plant to Cementos Rioja S.A. The award mentioned above included, by public deed dated April 8, 1998, the non-metallic mining concession “Calizas Tioyacu.” The Tioyacu quarry began operations as Cementos Rioja S.A. in 2000.

As historical information about the quarry, a campaign of 460 meters of drilling was carried out in 05 drill holes located in the eastern flank of the “Tioyacu” limestone-dolomitic massif executed by the company Andes Diamantina S.R.L., at the end of 1982 into early 1983. The objective was to determine the feasibility of a new portland cement plant in the region of San Martin. The exploration study identified significant limestone material suitable for cement manufacturing.

In 2015, Cementos Selva S.A. commissioned Geosym Consultores S.A.C. to carry out prospecting work through drilling. A total of 06 mixed drill holes were drilled, conveniently located and distributed along the Tioyacu quarry: 02 drill holes in the southern sector, 03 drill holes in the central area, and 01 drill hole in the northern sector, to geologically evaluate the deposit and know its conditions at depth. These 06 drillings carried out in the campaign in conjunction with blast hole information and geological evaluation work allowed the inventory of Mineral Resources and Reserves to be updated.

From 2018 to the present, Cementos Selva S.A., with the help and support of mining software such as Leapfrog and Minesight has developed the updated estimates of its Resources and Reserves at the Tioyacu quarry.

1.4. Geological environment and mineralization

The strata of the district of Elias Soplin Vargas, province of Rioja, San Martin region consists of Paleozoic/Mesozoic Age sedimentary formations of the Mitu Group, Pucara Group, Chambara Formation, Celendín Formation, Aramachay Formation, Condorsinga Formation, Ipururo Formation, and Quaternary Deposits.

1.5. Exploration

Cementos Selva S.A. did not carry out any exploration activities at the Tioyacu quarry during the current year. The exploration activities described in section 1.3 describe the exploration work at the Tioyacu quarry till date.

1.6. Preparation of samples, analysis and security

Cementos Selva S.A. has implemented international standards in all its operations such as quarries and plants. The ISO 9001 standard has been implemented and certified since 2015. The certification is renewed annually through an external audit.

The SSOMASIG (Security, Occupational Health, Environment and Management Systems) department, is part of the team that determines and gives the necessary support for the maintenance of the ISO 9001 and the scope is in all the company’s activities.

Cementos Selva S.A. has implemented QAQC protocols to develop exploration and production activities in the Tioyacu quarry and Rioja plant to ensure the quality of the information used for estimation of limestone Resources and Reserves.

In the geology area, methods are used to analyze the main chemical components by XRF and other analytical techniques in limestone. In the cement plant, the raw materials for clinker and cement production are analyzed. The cement plant laboratory has adequately calibrated equipment and a regular maintenance plan. A.S.T.M. and Peruvian technical standards are used as references.

As part of the QAQC activities, Cementos Selva S.A. hired Wiracocha Mining Services S.R.L., a specialized company in QAQC, for an audit of the laboratory results and update the quality protocol; its work was to verify the results obtained by resampling the drills of the 2015 campaign. Wiracocha Mining Services carried out the work from September to October 2021.

The results obtained conclude that the sample analysis for Limestone used in the geological model and the estimation of Resources and Reserves has a confidence higher than 95%.

On the other hand, the Rioja plant, through its Quality Assurance and Control area, has implemented a sampling and data verification plan, which applies to the processes of receiving minerals, crushing of materials, drying of raw materials, grinding of crude, clinkerization, grinding of cement and cement packaging

1.7. Data verification

CSSA has a data verification area for the geological database regarding geological activities. The primary function of this area is to verify the data to be used to estimate Mineral Resources and Reserves. To properly handle the information, internal protocols have been implemented which are subject to internal audits.

Among the verification activities carried out in the geology area is data collection, administration, and validation of data received from internal areas and external laboratories, data tracking through the confirmation of chains of custody, and verification of data in the database that allowed the development of the Resources and Reserves model.

For data verification activities in the cement plant, the PDCA (Plan, Do, Check, and Act) methodology is used, which is applied to the technical information received from the company’s internal and external clients. The quality control laboratory compares results with national and international laboratories as part of the verification procedures.

1.8. Mineral processing and metallurgical test

Cementos Pacasmayo has procedures for developing products at the laboratory level and scaling at the industrial level (including at Cementos Selva S.A. operations). It has guidelines for preparing, reviewing, insurance, and controlling laboratory test reports. Cemento Pacasmayo has a Research and Development laboratory located in the Pacasmayo plant to evaluate the technical aspects of its operations.

At the Pacasmayo plant, the studies conducted in the Research and Development laboratory and the Quality Control area include the substitution of fossil fuels for rice husks at the Rioja plant.

The main objective of the substitution of fossil fuels is the reduction of CO2 or greenhouse gas emissions.

In 2021, CSSA used 5700 t of Alternative Fuel (measured as coal equivalent) in the Rioja plant. This result represented 10% of the total fuels used by the plant for cement production and a reduction in emissions of 14,958 mt of CO2.

The Research Laboratory issues technical reports following the criteria of international standards to the operations area, which evaluates the convenience of implementing the tests industrially and validating what is reported at the laboratory level.

1.9. Mineral Resources and Reserves

Cementos Pacasmayo’s QPs have developed the estimation of limestone Resources and Reserves. For the evaluation, information from exploration activities carried out until 2021 has been used.

The limestone Resources are presented in Table 1. The result of the estimation of Resources considered the quality restrictions of limestone received at Rioja plant, accessibility to the Resources and legal limits inherent to the mining concessions, relevant economic and Technical factors.

The minimum quality accepted is 49% CaO to be used as raw material for production. Considering the selling prices of cement at the Rioja plant, the economic evaluation used for the estimates of Resources and Reserves is shown in Chapter 19.

Table 1 Mineral Resources (exclusive of Reserves) of Tioyacu quarry

	Resources	Tonnes M	CaO (%)	Al2O3 (%)	MgO (%)	SiO2 (%)	K2O (%)
Limestone	Measured	0	0	0	0	0	0
	Indicated	0	0	0	0	0	0
	Measured + Indicated	0	0	0	0	0	0
	Inferred	19.19	45.61	0.36	6.58	2.52	0.14

*	No economic evaluation was performed for the Tioyacu quarry because it only has inferred resources.

The Reserves’ calculation considered the Resources’ results and the quality criteria, modifying factors, and limestone extraction costs.

The mining method used is open pit mining. The financial results are shown in Chapter 19. Table 2 presents the estimation of Reserves.

Table 2 Mineral Reserves of Tioyacu quarry

	Reserves	Tonnes M	CaO (%)	Al2O3 (%)	MgO (%)	SiO2 (%)	K2O (%)
Limestone	Proven	6.55	50.30	0.58	1.13	5.46	0.21
	Probable	4.84	47.29	0.64	3.33	5.95	0.19
	Total	11.39	49.03	0.61	2.06	5.67	0.20

1.10. Processing Plant and Infrastructure

Cement production considers the stages of raw material extraction, grinding, homogenization, clinkerization, cement grinding, silo storage and packaging, loading, and transportation. Cement is moved through conveyor belts to bagging systems to be packed in bags and then loaded onto trucks operated by third parties for distribution.

The raw materials for cement production are Limestone, Sand, Iron, Clay, Coal. The mixture of these raw materials is crude and is fed to the calcination kiln to produce clinker.

Limestone represents 73.1% by weight of the crude. Anthracite coal is also used as part of the raw material for the production of clinker. Clinker and additions are used to produce cement. The additions used in cement production are slag, pozzolana, and gypsum. Currently, the cement plant in Rioja has a clinker/cement factor of 0.77.

The Rioja plant has an electrical substation with a capacity of 12 MVA. Rioja plant uses electric power, which is supplied from the national grid.

Cementos Selva has implemented a preventive and corrective maintenance plan for equipment to prevent interruptions to cement production. Additionally, operating efficiency controls costs and operating margins.

1.11. Market studies

The Peruvian cement market is geographically segmented by regions: north region, central region and south region. Diverse companies supply each region.

The main companies that comprise the cement market in Peru are: Cementos Pacasmayo S.A.A., UNION Andina de Cementos S.A.A., Yura S.A. and Cementos Selva S.A. Additionally, there are companies that import cement or clinker, such as Caliza Cemento Inca S.A., Distribuidora Cemento Nacional S.A.C., CEMEX Perú S.A., and Cal & Cemento Sur S.A., amongst others.

Companies that market cement in Peru follow the Peruvian Technical Standards associated with cement technical specifications.

The types of cement produced by the main cement companies of the country are Type I, Type V, Type ICO, Type IL, Type GU, Type MS (MH), Type HS, Type HE, Type MH.

Cementos Pacasmayo, a leading company in the production and sales of cement in the North Region, has market presence in the following cities: Cajamarca, Chiclayo, Chimbote, Jaén, Pacasmayo, Piura, Rioja, Tarapoto, Trujillo, Tumbes, Yurimaguas and Iquitos. The company has a Market share of over 90% in the north region of the country.

For Cementos Selva S.A. the overall shipments of the Rioja plant for 2021 were 336.8 thousand tonnes. It supplied 8% of the country’s North Region cement demand, and its cement sales represented 9.3% of the three cement plant’s overall shipments.

1.12. Capital, Operating costs and Economic Analysis

This document presents the cash flow analysis and an economic evaluation of the project based on the current operating costs of the Rioja plant and using information on the Tioyacu quarry for limestone production.

The economic analysis considers the same evaluation criteria for estimating Resources and Reserves, considering that the Tioyacu quarry is one location using the same infrastructure and mining methods. The main variables considered in the economic model for the sensitivity analysis were cement price, production cost, and Capex.

The free cash flow is constructed for the economic analysis, which does not incorporate the financing structure. The latter is considered in the weighted average cost of capital of the company (WACC) to discount future cash flows. The following financial parameters were calculated:

●	27-year mine life

●	Average plant throughput of 0.42 million tonnes per year over the 27-year projection.

●	Average sales price of 676.4 soles per ton of cement, on average for the 27-year projection, at nominal values.

●	Revenues of 278.7 million soles, on average for the 27-year projection.

●	Average cash production cost of 469.5 soles per ton of cement, on average for the 27-year projection, at nominal values.

The cash flow of the project is presented in Table 3 below. The NPV at a discount rate of 9.87%, is 378.5 million soles.

Table 3 Free Cash Flow and valuation

Sensitivity analysis was also performed to show the influence of changes in prices, operating costs, and capital costs on NPV.

Figure 1 Sensitivity of Net Present Value

Figure 2 Sensitivity of EBITDA

1.13. Adjacent properties

The Calizas Tioyacu borders to the north of the Cementos Selva S.A. concession is the Rioja 2 concession owned by Cementos Selva S.A.; to the east of the mining concession is the Rioja 4 concession owned by Cementos Selva S.A., to the southwest is the Rioja 3 concession owned by Cementos Selva S.A.

1.14. Conclusions

●	From a legal point of view, Cementos Selva S.A. has the ownership of the mining properties for the exploration, development and production of limestone to supply the cement plants for normal production during the life of the quarry.

●	Cementos Selva S.A. has been complying with international ISO-9001 standards since 2015 and has implemented Quality Assurance and Quality Control (QAQC). The controls are applied for the construction of the Geological Model, Resource estimation and Reserves estimation.

●	Cementos Selva S.A. has a quality assurance system in its operations that includes sample preparation methods, procedures, analysis and security, which comply with the best practices in the industry.

●	The information verification and validation processes are carried out following the procedures indicated in the information flows. The validated information is congruent with the one that generated the geological models, and is the fundamental basis for the estimation of Resources.

●	The geological modeling of the limestone deposit is consistent with the relationship between the information and the geological model.

●	The Reserves estimates consider the risk factors and modifying factors. The main variable is the CaO content which is very stable in the deposit. There also are other secondary variables that determine the quality of the Reserves.

●	In the process of calculating Reserves and in the production plans of the quarry, these variables have been adequately considered in the mining plan, properly sequenced and with blending processes. There are sufficient proven and probable Reserves for the next 27 years.

●	Table 4 shows the Mineral Resources of the Tioyacu quarry and categories. Likewise, the Mineral Reserves are shown in Table 5 and categories.

Table 4 Mineral Resources (exclusive of Reserves) of Tioyacu quarry

	Resources	Tonnes M	CaO (%)	Al2O3 (%)	MgO (%)	SiO2 (%)	K2O (%)
Limestone	Measured	0	0	0	0	0	0
	Indicated	0	0	0	0	0	0
	Measured + Indicated	0	0	0	0	0	0
	Inferred	19.19	45.61	0.36	6.58	2.52	0.14

*	No economic evaluation was performed for the Tioyacu quarry because it only has inferred resources.

Table 5 Mineral Reserves of Tioyacu quarry

	Reserves	Tonnes M	CaO (%)	Al2O3 (%)	MgO (%)	SiO2 (%)	K2O (%)
Limestone	Proven	6.55	50.30	0.58	1.13	5.46	0.21
	Probable	4.84	47.29	0.64	3.33	5.95	0.19
	Total	11.39	49.03	0.61	2.06	5.67	0.20

●	The cement plant located in Rioja has equipment and facilities available for cement production, using limestone from the Tioyacu quarry and other necessary materials.

●	The Health, Safety and Environment department is in charge of supervising compliance with the Company’s corporate policies and the various legal requirements of the national regulatory bodies by all company áreas.

●	Through its Social Responsibility area, Cementos Selva S.A. has generated relationships of trust with the communities surrounding its operations. We have a solid relationship with their communities, which includes identifying their primary needs in health, education, urban development, and local development.

●	In 2021, due to COVID 19 pandemic, CSSA had been limited in face-to-face meetings with stakeholders, but that has not affected their good relationship.

●	The operation in Tioyacu quarry and Rioja plant, with respect to infrastructure, is technically and economically feasible due to the life of the quarry.

●	The sensitivity analysis shows that the operation is economically robust.

1.15. Recommendations

●	Maintain the QAQC program for exploration, development and production activities associated with cement production.

●	Include QAQC plans and density control for the subsequent diamond drilling campaigns.

●	A permanent monitoring of the installed piezometers is necessary, both for water levels and water quality, to evaluate the evolution of levels during the production of the Tioyacu quarry.

●	A geophysical study using the Georadar method is recommended to identify karst cavities within the quarry area, especially in areas of structural anomalies.

●	It is recommended that monitoring points be placed in new areas of the quarry and that current monitoring points be updated.

●	It is recommended that new diamond drilling campaigns be undertaken to reduce the uncertainty of the current Reserves and help recategorize the existing Inferred Resources.

2. Introduction

2.1. Participants

This technical summary report (TRS) was prepared by Cementos Pacasmayo´s qualified persons (QPs), who according to their qualifications and experience developed the chapters based on their expertise. Likewise, the aforementioned QPs used Company’s information sources, information validated and approved by the competent authorities in Peru and public information sources. Table 6 shows the qualified persons who participated in the preparation of this document, as well as the chapters and information under their responsibility.

Marco Carrasco, who holds the position of Project Manager of Cementos Pacasmayo, is QP certified by the Mining and Metallurgical Society of America (MMSA) of the United States. He acted as Project Manager, whose primary role was compiled the information received from the QPs of each chapter to have an integrated document. Each QP is responsible for the section they wrote.

2.2. Terms of Reference

This technical report summary was prepared as an exhibit to support disclosure of mineral Resources and Reserves by Cementos Selva, a wholly-owned subsidiary of Cementos Pacasmayo SAA. This report summarizes the results of the Pre-feasibility study of the “Calizas Tioyacu” property for the production of limestone using open pit mining methods. The report is effective December 31, 2021.

The limestone producted from the Calizas Tioyacu property supplies raw material for the Rioja plant, located in the city of the same name, Cementos Selva produces cement. The annual cement production is 0.4 million tonnes per year (mtpy). Actual operating costs have been considered for the estimates and used as a basis for economic projections within the economic analysis. This technical report summary estimates Resources and Reserves according to the regulations published in Securities Exchange Commission (SEC) Form 20-F and under subpart 1300 of Regulation S-K.

The report was prepared by the qualified persons listed in Table 6 using available studies and, in some cases (see Chapter 25), relying on information provided by Cementos Pacasmayo, the registrant.

Table 6 List of Cementos Pacasmayo S.A.A. Professionals

Item	Chapter	First and Last Names	Job Position	Profession
0	Compiled all	Marco Carrasco (*)	Project Manager	Chemical Engineer
1	Executive summary	All QPs (**)
2	Introduction	All QPs(**)
3	Property description	Ricardo del Carpio	Environmental Coordinator	Geographic Engineer
4	Accessibility, climate, local Resources, infrastructure and physiography	Ricardo del Carpio	Environmental Coordinator	Geographic Engineer
5	History	Jorge Vega	Mining Projects Superintendent	Mining Engineering
5	History	Jhonson Rodríguez	Senior Geologist	Geological Engineer
6	Geological setting, mineralization, and deposit	Jhonson Rodríguez	Senior Geologist	Geological Engineer
7	Exploration	Jhonson Rodríguez	Senior Geologist	Geological Engineer
8	Sample preparation, analyses, and security	Jhonson Rodríguez	Senior Geologist	Geological Engineer
8	Sample preparation, analyses, and security	Gabriel Mansilla	Quality Assurance and R&D Superintendent	Chemical Engineer
9	Data verification	Jhonson Rodríguez	Senior Geologist	Geological Engineer
9	Data verification	Gabriel Mansilla	Quality Assurance and R&D Superintendent	Chemical Engineer
10	Mineral processing and metallurgical testing	Gabriel Mansilla	R&D and Quality Assurance Superintendent	Chemical Engineer
11	Mineral resource estimates	Jason Gamio	Modeler	Geological Engineer
12	Mineral reserve estimates	Jason Gamio	Modeler	Geological Engineer
13	Mining methods	Jorge Vega	Mining Projects Superintendent	Mining Engineering
14	Processing and recovery methods	Mario Alva	Operations Manager	Electronic Engineer
15	Infrastructure	Jorge Vega	Mining Projects Superintendent	Mining Engineering
16	Market studies	Jason Gamio	Modeler	Geological Engineer
17	Environmental studies, permitting, and plans, negotiations, or agreements with local individuals or groups	Ricardo del Carpio	Environmental Coordinator	Geographic Engineer
18	Capital and operating costs	Jason Gamio	Modeler	Geological Engineer
19	Economic analysis	Jason Gamio	Modeler	Geological Engineer
20	Adjacent properties	Ricardo del Carpio	Environmental Coordinator	Geographic Engineer
21	Other relevant data and information	All QPs (**)
22	Interpretation and conclusions	All QPs (**)
23	Recommendations	All QPs (**)
24	References	All QPs (**)
25	Reliance on information provided by the registrant	All QPs (**)

(*) Marco Carrasco, who holds the position of Project Manager of Cementos Pacasmayo compiled the information received from the QPs of each chapter to have an integrated report. Each QP is responsible for the section they wrote.

(**) Ricardo del Carpio, Jorge Vega, Jhonson Rodríguez, Gabriel Mansilla, Jason Gamio and Mario Alva

2.3. Conventions

Unless otherwise indicated in the report, all currencies are in soles and all measurements and units are in the metric system. The Tioyacu quarry is located within the boundaries of the WGS84 two-dimensional geographic coordinate reference system, in the UTM 18S (Universal Transverse Mercator) zone. All coordinates referenced in this report and in the accompanying figures, tables, maps and sections are provided in the WGS84 coordinate system, UTM 18S zone, unless otherwise indicated.

2.4. Previous Work and Sources of Information

The information used is sufficient to allow this TRS to be completed with the level of detail required by Regulation S-K subpart 1300. The information used includes actual information from Cementos Selva’s operations, information submitted to and approved by the corresponding authorities, and public information in organizations specialized in the cement industry. The list of sources of information is presented in Chapter 24 of this report.

2.5. Details of QP Personal Inspection

The QP’s who developed this document was unable to visit the Tioyacu quarry and the Rioja plant periodically during 2021 due to COVID-19 pandemic restrictions. Instead, the QPs worked with on-site staff using virtual tools to gain first-hand knowledge of the quarry and cement plant. The virtual meetings included verifying parameters of the limestone and cement production.

Table 7 QP’s field visit

Item	First and Last Names	Job Position	Profession	Field visit
1	Ricardo del Carpio	Environmental Coordinator	Geographic Engineer	The last visit to the Tioyacu quarry and Rioja plant was in 2019. No visits were made in 2021 due to COVID issues, and coordination was made with Operations personnel.
2	Jorge Vega	Mining Projects Superintendent	Mining Engineering	The last visit to the Tioyacu quarry and Rioja plant was in 2019. No visits were made in 2021 due to COVID issues, and coordination was made with Operations personnel.
3	Jhonson Rodríguez	Senior Geologist	Geological Engineer	The last visit to the Tioyacu quarry and Rioja plant was in 2019. No visits were made in 2021 due to COVID issues, and coordination was made with Operations personnel.
4	Gabriel Mansilla	Quality Assurance and R&D Superintendent	Chemical Engineer	The last visit to the Tioyacu quarry and Rioja plant was in 2019. No visits were made in 2021 due to COVID issues, and coordination was made with Operations personnel.
5	Jason Gamio	Modeler	Geological Engineer	The last visit to the Tioyacu quarry and Rioja plant was in 2020. No visits were made in 2021 due to COVID issues, and coordination was made with Operations personnel.
6	Mario Alva(***)	Operations Manager	Electronic Engineer	No visits were made due to COVID-19. Coordination was made with operations personnel using virtual tools.

(***) Mario Alva worked for Cementos Selva S.A. from year 2000 to 2013. I worked as General Superintendent of Operations from 2012 to 2013. Subsequently, he is working as operations manager at the Piura plant in Cementos Pacasmayo S.A.A.

3. Property description

3.1. Tioyacu quarry

We refer to the non-metallic mining concession called Calizas Tioyacu, which is located in Elias Soplin Vargas, province of Rioja, San Martin region.

The quarry is located close to the Rioja plant. Table 8 shows the UTM coordinate of the centroid of the Calizas Tioyacu property.

Table 8 Central coordinates of the Calizas Tioyacu property

North	East	Radius	Zone
246774.69	9337137.48	1,800.00	18

The area of the property is 400 hectares. The mining rights (the mining concession Title) are granted by INGEMENT (Geological Mining and Metallurgic Institute) of the Energy and Quarries Sector by means of a Presidential Resolution. The Tioyacu Limestone Concession was approved by Resolution 0960-96-RPM, granted by the Public Mining Registry.

The procedure to obtain a mining concession is outlined in the General Mining Law (DS-014-92-EM) and Regulation D.L 020-2020-EM.

The Tioyacu quarry has a Usufruct and Easement Agreement for the use and easement of the area where mining activities are conducted. The agreement was signed with Corporación de Desarrollo de San Martin (COREDESAM), the Regional Government of San Martin, and the property is in the name of Cementos Selva S.A. It is also registered under Calizas Tioyacu and is classified as non-metallic.

Cementos Selva S.A. must pay the validity fee for the Calizas Tioyacu concession with unique code 010912495. The payment of the right of validity must be made every year, between the first working day of January and June 30, which is the last day of payment.

Cementos Selva S.A., in compliance with the provisions of Law N° 28258 and its amendment Law N° 29788 is also obliged to pay royalties to the State. Below is the plan of the Calizas Tioyacu concession:

Figure 3 Calizas Tioyacu map

3.2. Rioja plant

The Rioja plant is located in the district of Elías Soplin Vargas, province of Rioja, San Martin region; on land owned by the Company that occupies a total area of 28.16 hectares, duly registered in File No. 4273, Electronic Record No. 05004085 of the Land Registry of Moyobamba, Registry Zone No. III, Moyobamba Headquarters.

Table 9 shows the UTM coordinate of the centroid of the Rioja plant.

Table 9 Central coordinates of the Rioja plant

North	East	Radius	Zone
248338.19	9336658.96	200.00	18

According to the Organic Law of Municipalities (Law 27972), Cementos Selva S.A. must pay the annual property tax for the property described above.

Figure 4 Rioja plant map

4. Accesibility, climate, local resources, infrastructure and physiography

4.1. Tioyacu quarry and Rioja plant

Cementos Selva S.A. is an industrial company dedicated to the production of cement. Its Tioyacu quarry provides limestone as raw material for cement production.

The Tioyacu quarry is geographically located in the district of Elías Soplín Vargas, province of Rioja, department of San Martín, approximately 14.46 km from the city of Rioja.

Topography

The study area consists mainly of hillsides with slopes ranging from 25% to more than 75%, terraces of alluvial origin, with slopes of less than 8% and slightly undulating, and small hillsides. The Tioyacu quarry has an average altitude of 900 meters above sea level.

Vegetation

The vegetation is evergreen with lianas and vines, many of which are covered by epiphytes of the Bromeliaceae family. The forests present a very heterogeneous flora composition.

Access

By air is from Lima – Tarapoto in a 1.5 hour flight, and by land from Tarapoto to Tioyacu quarry for a journey of 3 hours.

Access to the Tioyacu quarry is via the Fernando Belaunde Terry highway, which crosses the district of Elías Soplin Vargas from south to north.

Climate

The climate in this Amazon region in northern Peru is mainly influenced by the following factors: the Intertropical Convergence Zone (ITCZ), the presence of the Eastern Cordillera of the Andes and the Extratropical Fronts.

Physiography

The study area has landforms that have been generally classified as large plains landscape and mountainous landscape (mountain slopes).

Local Resources

The Tioyacu quarry is operated by Cementos Selva personnel. The quarry is located 13.7 kilometers from the town of Rioja, which has the resources of a city.

Power is supplied by the 60 kV Rioja - Nueva Cajamarca transmission line owned by Electro Oriente.

The company has a water use license for industrial purposes, with its water catchment point located in the Tioyacu River. The National Water Authority issued the authorization R.A. Nº 100-2010-ANA-ALA ALTOMAYO.

5. History

5.1. Tioyacu quarry

On February 6, 1998, the public auction of the Rioja plant was held, and Consorcio Pacasmayo was awarded the contract. To comply with the terms of the auction, Consorcio incorporated and subsequently transferred ownership of the plant to Cementos Rioja S.A. The award mentioned above included, by public deed dated April 8, 1998, the non-metallic mining concession “Calizas Tioyacu.” The Tioyacu quarry began operations as Cementos Rioja S.A. in 2000.

At the end of 1982 and beginning of 1983 a campaign of 460 meters of drilling was carried out in 05 drill holes located in the eastern flank of the “Tioyacu” limestone-dolomitic massif executed by Andes Diamantina S.R.L. The objective was to determine the feasibility of a new portland cement plant in the department of San Martin. The exploration study identified limestone suitable for cement manufacturing.

In 2015, Cementos Selva S.A. commissioned Geosym Consultores S.A.C. to carry out prospecting work through drilling. A total of 06 drill holes were drilled, conveniently located and distributed along the Tioyacu quarry (02 holes in the southern sector, 03 holes in the central área, and 01 hole in the northern sector) to geologically evaluate the deposit and know its characteristics at depth.

These 06 drillings together with blast holes information and geological evaluation work allowed Cementos Pacasmayo to update the inventory of Mineral Resources and Reserves.

From 2018 to the present, Cementos Selva S.A., with the help and support of mining software such as Leapfrog and Minesight has updated its Resources and Reserves at the Tioyacu quarry.

6. Geological setting, mineralization, and deposit

6.1. Regional geology

The strata of the district of Elias Soplin Vargas, province of Rioja, San Martin region consists of Paleozoic/Mesozoic Age sedimentary strata of the Mitu Group, Pucara Group, Chambara Formation, Celendín Formation, Aramachay Formation, Condorsinga Formation, Ipururo Formation, and Quaternary Deposits.

Figure 5 Regional stratigraphic column

6.2. Local geology

A lithological series of continental marine facies of limestones, marls, and dolomites have been identified in the quarry area. The classification of carbonate rocks based on the percentage of magnesium carbonate and clays, proposed by J.R.V Brooks (1896) and modified by J.A. Martinez-Alvarez, was used.

In the Tioyacu quarry, ten types of rocks were classified, corresponding to a sequence of limestones, magnesian limestones, dolomitic limestones, dolomitic marly limestones, marly limestones, marls, calcareous marls, clayey marls, dolomites, and calcareous dolomites. Overlying this formation are recent Quaternary deposits, consisting mainly of alluvial deposits comprised of colluvium and terraces with blocks and gravels in a sandy clay matrix.

Figure 6 Local stratigraphic column of the Tioyacu quarry.

6.3. Characteristics of the deposit

Table 10 shows the main characteristics of the deposit.

Table 10 Characteristics of Tioyacu quarry

Quarry	Average Width (m)	Total Length (m)	Thickness (m)	Average depth (m)		Continuity
				Top Elevation	Lower elevation
Tioyacu	450	1200	150	1000	820	It is a sedimentary limestone deposit whose continuity is controlled longitudinally by the limestone outcrop, laterally by fault structures and at depth by the water table.

Figure 7 Geological Section of the Tioyacu quarry

7. Exploration

7.1. Drilling

Cementos Selva’s exploration activities at the Tioyacu quarry property involve drilling to characterize the geology adequately.

Table 11 Drilling campaigns in Tioyacu quarry

Drilling Campaign	Date	N° of holes	Hole Type
1	1983	5	Drill Hole
2	2015	6	Drill Hole

During the 2015 campaign, a total of 452 meters were drilled, reaching depths of up to 110.30 meters. HQ diameter pipes were used. The campaign was conducted over a period of 2 months, using 2 drilling rigs.

The drilling characteristics are shown in Table 12.

Table 12 Drilling characteristics of the 2015 campaign

Hole name	From	To	Azimut (°)	Dip (°)	Diameter
DH-01	0.00	30.00	0	-90	HQ
DH-02	0.00	110.30	260	-75	HQ
DH-03	0.00	39.50	0	-90	HQ
DH-04	0.00	83.10	265	-75	HQ
DH-05	0.00	84.60	270	-75	HQ
DH-06	0.00	104.00	265	-75	HQ

Information obtained from blast holes performed during operations were used as a source of information for the estimation of Resources and Reserves.

Figure 8 Tioyacu quarry, drilling hole location map

7.2. Hydrogeology

Cementos Selva S.A. conducted some technical studies to define the hydrogeological characteristics of the Tioyacu limestone deposit, including:

- Consultora Minera Minconsult S.R.L Hydrological Study and Derivation Structures of the Quarry and Limestone Deposit - Mining Plan, September 2012.

- Cementos Selva S.A. Water quality monitoring of Tioyacu quarry, quarterly results 2014 - 2015.

The hydrogeological study has been carried out to characterize the hydraulic and hydrodynamic conditions of the subsoil hydrogeological units and evaluate groundwater levels and flow conditions and their relationship with to Tioyacu groundwater discharges.

Geosym Consultores S.A.C (2015) developed the investigations through 04 hydrogeological borings with piezometers, and 19 Lefranc and Lugeon permeability tests were executed, 01 Slug Test, and 02 Air Lift tests, physical-chemical parameter readings, gauging with use of current meter, groundwater sampling. The results of the evaluations are presented below.

Hydraulic parameters in quarry rocks

Geosym Consultores S.A.C developed a study for the hydraulic characterization of the hydrogeological units. Geosym Consultores S.A.C analyzed the information obtained during drilling activities. The values were obtained and classified based on the type of rock and its degree of fracturing. The results of the tests are presented in Table 13.

Table 13 Hydraulic parameters of the hydrogeologic units

Lithological Units	K (cm/s)				K (m/d)
	Avg.	Med. Geo	Máx	Min	Avg.	Med. Geo	Máx	Min
Fractured limestone	2.1E-04	1.4E-04	4.5E-04	4.2E-05	0.18	0.12	0.39	0.04
Lightly fractured limestone	1.0E-05	9.2E-06	1.6E-05	6.4E-06	0.01	0.01	0.01	0.01
Fractured marl	5.9E-04	3.7E-04	1.2E-03	1.0E-04	0.51	0.32	1.07	0.09
Poorly fractured marl	1.3E-04	6.5E-05	2.4E-04	1.8E-05	0.11	0.06	0.21	0.02
Bituminous limestone	2.6E-05	1.3E-05	7.9E-05	3.5E-06	0.02	0.01	0.07	0.003
Poorly fractured dolomite	2.92E-05				0.03

Source: Geosym Consultores SA, 2015

Piezometer monitoring

Borehole level readings were obtained during drilling as part of the monitoring process.

The data obtained provided information for the hydrodynamic interpretation and morphology of the water table, in response to the aquifer recharge and discharge processes, in addition to determining the hydraulic gradient. The results are shown in Table 14.

Table 14 Static levels of piezometers

Code	Elevation (msnm)	Depth (m)	Stick up (m)	Static level (m)
DH-01	843	30.00	0.75	15.87
DH-02	931	110.30	0.85	91.84
DH-03	834	39.50	0.85	8.38
DH-06	922	104.00	0.90	89.61

Source: Geosym Consultores SA, 2015

The study also provided information on aspects such as Piezometry and flow directions in the quarry area, Conceptual Hydrogeological Model, and Analysis of the current state of groundwater and surface water.

7.3. Geotechnical studies

CSSA developed conducted studies to evaluate the geotechnical characteristics of the Tioyacu quarry, such as:

- Slope Stability Study of the Tioyacu quarry carried out in 2012, Cementos Selva commissioned Minconsult S.R.L, to carry out the Seismic Hazard Study of the Tioyacu quarry.

- Geotechnical Study of the Tioyacu quarry carried out in 2015, Cementos Selva commissioned Geosym Consultores S.A.C, to carry out the basic geological, hydrological, hydrogeological, and geotechnical studies of the Tioyacu quarry.

Geosym Consultores S.A.C. (2015) performed a series of geotechnical sampling. These tests were carried out in in-situ tests in the field and others in the external laboratory.

The study also provided information on aspects such as in- situ testing, Uniaxial Compression Tests, Point Load Tests, Triaxial Compression Tests and Intact Strength Tensile Tests.

The following are the results:

Table 15 Uniaxial Compression test results

Code	Depth (m)	Lithology	Uniaxial Compressive Strength (Mpa)
DH-01	20.70 – 20.92	Limestone	20.4
DH-02	14.00 – 14.20	Marly limestone	130.1
DH-04	12.70 – 12.90	Magnesian limestone	47.5
DH-05	9.60 – 10.17	Limestone	47.9
DH-06	11.50 – 11.70	Limestone	124.2

Table 16 Point Load test results

Code	Depth (m)	Lithology	Uniaxial Compressive Strength (Mpa)
			Range	Average
DH-01	5.05 – 5.30	Limestone	66.0	77.90
DH-01	15.75 – 16.00	Marly limestone	92.50 – 128.70	110.10
DH-02	71.78 – 72.00	Calcareous dolomite	85.40 – 103.70	95.80
DH-02	90.30 – 90.51	Calcareous marl	59.70 – 79.90	71.60
DH-04	25.29 – 25.45	Limestone	65.20 – 91.00	81.70
DH-04	64.40 – 64.68	Limestone	56.00 – 85.00	71.60
DH-05	17.20 – 17.52	Limestone	75.00 – 94.30	94.30
DH-05	66.45 – 66.80	Calcareous marl	78.90 – 88.50	82.90
DH-06	40.10 – 40.30	Marly limestone	48.90 – 98.20	79.20
DH-06	92.30 – 92.50	Marl	73.30 – 105.10	91.10

Table 17 Triaxial Compression test results

Code	Depth (m)	Lithology	Uniaxial Compressive Strength (Mpa)	Constant “mi”	Cohesion (Mpa)	Angle of internal friction (°)
DH-04	42.55 – 60.10	Limestone	69.21	14.44	14.16	46.90
DH-05	9.60 – 13.10	Limestone	93.38	15.74	18.67	47.93
DH-06	12.05 – 50.30	Limestone - Marly limestone	88.08	13.35	17.84	46.71

Table 18 Traction resistance tests results

Code	Depth(m)	Lithology	Uniaxial Compressive Strength (Mpa)
			Range	Average
DH-01	27.10 – 27.40	Limestone	4.0 – 5.2	4.70
DH-02	15.95 – 16.15	Marly limestone	6.3 – 7.6	7.00
DH-04	72.25 – 72.45	Limestone	2.9 – 3.7	3.20
DH-05	67.80 – 68.02	Calcareous marl	5.5 – 7.3	6.50
DH-06	16.70 – 16.90	Marly limestone	5.8 – 6.9	6.40

Table 19 Rock mass strength properties

Lithology	GSI	MPa	(KN/m3)	“mi”	C MPa	Fric. Ang (°)	Emr MPa	v
Limestone	53	65	26.7	14	1.26	41	7180	0.28
Marly dolomitic limestone	58	65	26.3	14	1.40	43	9580	0.28
Dolomitic limestone	56	65	26.7	14	1.33	42	8540	0.28
Magnesian limestone	55	45	26.8	14	1.11	39	6700	0.28
Marly limestone	43	60	25.9	10	0.86	34	3880	0.30
	59	100	25.9	14	1.77	46	12500	0.28
Dolomite	50	65	26.7	14	1.22	44	9040	0.28

Geosym Consultores S.A.C (2015), determined the geomechanical zoning of the rock mass of the study area, considering the lithological, geo-structural and quality aspects of the rock mass using mainly the data from the 06 geotechnical borings and the 25 geomechanical mappings executed in the slope walls of the current quarry and adjacent areas of the same, and that were available. Table 20 shows the rock mass rating (RMR) and quality of the rock mass.

Table 20 Rock mass quality by rock type

Lithology	Average RMR	Rock mass quality
Limestone	53	IIIA
Marly dolomitic limestone	58	IIIA
Dolomitic limestone	56	IIIA
Magnesian limestone	55	IIIA
Marly limestone	43 - 59	IIIB y IIIA
Dolomite	57	IIIA
Calcareous dolomite	57	IIIA
Marl	55	IIIA
Clayey loam	43	IIIB
Calcareous marl	54	IIIA

Geosym Consultores S.A.C (2015), conducted stability analyses, and recommended the angles shown in Table 21 in order to provide optimal stability of the benches in the Tioyacu quarry.

Table 21 Tioyacu quarry design and planning angles

Design sector	Berm width (m)	Bench face angle
		Bench	Inter - Ramp	Final
I (*)	4.0 - 6.0	65°	35° - 42°	34°
II (*)	4.0 - 6.0	65°	35° - 42°	34°
III (*)	4.0 - 6.0	65°	35° - 42°	34°
IV (*)	4.0 - 6.0	65°	35° - 42°	28°
V	4.0	65°	44°	44°
VI	4.0	65°	44°	44°

Note (*): Bank slope of 65° and minimum berm of 4m for 44° slopes below 830 msnm. Bank slope of 65° and minimum berm of 6m for 35° interrampe slopes above elevation 830msnm

8. Sample preparation, analysis, and security

This Chapter describes the preparation, analysis and security of the samples used for the geology, quarry and cement plant operations.

8.1. Geology and quarry

Cementos Selva S.A. has implemented international standards in all its operations such as quarries and plants. The ISO 9001 standard has been implemented and certified since 2015. The certification is renewed annually through an external audit.

The SSOMASIG unit (Security, Occupational Health, Environment and Management Systems), is part of the team that determines and gives the necessary support for the maintenance of the ISO 9001 and the scope is in all the company’s activities.

Table 22 shows the list of protocols for quality assurance and quality control.

Table 22 Protocols of the Geology area

Activity	Protocol	Code	Review
Sample preparation methods	DRILLING WITNESS CUTTING	OM-GL-PRT-0021	R0
	SAMPLE PREPARATION FOR PHYSICOCHEMICAL ANALYSIS	OM-GL-PRT-0022	R0
	SAMPLE SELECTION FOR GEOMECHANICAL ANALYSIS	OM-GL-PRT-0036	R0
Quality control procedures	DRILLING INITIATION AND SUPERVISION	OM-GL-PRT-0005	R0
	TOPOGRAPHY AND MEASUREMENT OF DRILL HOLE DEVIATIONS	OM-GL-PRT-0007	R0
	SAMPLE RECOVERY	OM-GL-PRT-0008	R0
	SURVEY AND DELIVERY OF COLLARS	OM-GL-PRT-0009	R0
	RECEIPT AND STANDARDIZATION OF DRILLING CORES	OM-GL-PRT-0012	R0
	PHOTOGRAPHIC RECORD	OM-GL-PRT-0013	R0
	PHOTOGRAPHY OF TEST PITS	OM-GL-PRT-0014	R0
	GEOLOGICAL LOGGING	OM-GL-PRT-0015	R0
	LOGGING OF TEST PITS	OM-GL-PRT-0016	R0
	GEOTECHNICAL LOGGING	OM-GL-PRT-0017	R0
	SAMPLING IN TEST PITS	OM-GL-PRT-0018	R0
	FIELD-QUARRY SAMPLING	OM-GL-PRT-0029	R0
	ORE STOCK SAMPLING	OM-GL-PRT-0030	R0
	BLASTHOLE SAMPLING	OM-GL-PRT-0032	R0
	SAMPLE ANALYSIS FOR DENSITY	OM-GL-PRT-0020	R0
	QAQC PROGRAM	OM-GL-PRT-0023	R0
	ORE CONTROL	OM-GL-PRT-0035	R0
ORE CONTROL POLYGON FIELD MARKING
ORE CONTROL PLAN
Security	TRANSPORT OF CORES	OM-GL-PRT-0010	R0
	TRANSPORT OF SAMPLES TO THE LABORATORY	OM-GL-PRT-0024	R0
	REGISTRATION AND SHIPMENT OF MATERIAL	OM-GL-PRT-0031	R0
	CORE-SHACK STORAGE	OM-GL-PRT-0034	R0
	DATA ASSAYS INPUT - DATASHED	OM-GL-PRT-0027	R0
	CHANNELING OF GEOLOGICAL INFORMATION	OM-GL-PRT-0028	R0
	DATABASE MANAGEMENT	OM-GL-PRT-0025	R0
Others	PROGRAMMING OF COLLARS	OM-GL-PRT-0001	R0
	PROGRAMMING OF TEST PITS	OM-GL-PRT-0002	R0
	PREPARATION OF DRILLING RIGS	OM-GL-PRT-0003	R0
	INSTALLATION OF DRILLING MACHINE	OM-GL-PRT-0004	R0
	PREPARATION OF TEST PITS	OM-GL-PRT-0006	R0
	HOLE ENDING	OM-GL-PRT-0011	R0
	REPORT WRITING - FIELD VISIT	OM-GL-PRT-0026	R0
	LIMESTONE MATERIAL MOVEMENT REPORT AND LOG - SGCP	OM-GL-PRT-0033	R0

8.1.1. Preparation of samples, procedures, assays and laboratories

Samples obtained from the drill holes are placed in holders to be duly coded, cut, bagged and sent to the laboratory at the Rioja plant and are occasionally sent to an external laboratory following the company’s procedures.

Certimin S.A. is used as an external laboratory for chemical analysis. Certimin S.A. is a Peruvian laboratory that is certified in ISO 9001, ISO 14001, ISO 45001, NTP-ISO/IEC 17025 Accreditation, and has a membership in ASTM. This laboratory has modern facilities for the development of mining services associated with the cement industry and technical support in the geochemical field for national and international companies.

For the limestone samples, the laboratory analyses evaluate CaO, MgO, Al2O3, SiO2, Fe2O3, SO3 and Cl. Once received in the laboratory, the properties of the limestone to be used in cement production are analyzed.

The Samples from the 2015 campaign were sent to Certimin S.A. Table 23 shows the methods used for limestone analysis.

Table 23 Methods of analysis for the limestone from the Rioja plant laboratory

Analytical	Method used	Description
Various elements	SGC-PRO-06-S4005	Limestone samples from Rioja Plant - Analysis by X-ray equipment.
Moisture (%)	S-CC-P-21	Limestone samples from Rioja plant - Wet Chemical Analysis of Crude and Raw Materials
LOI	S-CC-P-21	Limestone samples from Rioja plant - Wet Chemical Analysis of Crude and Raw Materials

8.1.2. Quality Assurance Actions

Based on information and samples from the 2015 drilling campaign where limestone samples were obtained, Cementos Selva S.A., this year, performed an audit for the validation of results, as part of its quality assurance and quality control (QAQC) activities. For this purpose, it hired Wiracocha Mining Services S. R.L., who conducted a re-sampling of a group of drill holes drilled previously at the Tioyacu quarry. Also, the work included the revision of the QAQC program. The samples and controls of this program were analyzed at Certimin S.A.’slaboratory.

The analysis of the results obtained for the different samples and controls inserted show a high confidence level, with an acceptable bias that is within the standards of the sampling theory. This guarantees the accuracy of the results in the initial sampling, so it is concluded that both the preparation and analysis of the samples obtained initially in the laboratory of Cementos Selva S.A., has reliable processes and procedures.

8.1.3. Quality Plan

Cementos Selva S.A. has implemented QAQC protocols for the development of exploration and production activities in the Tioyacu quarry in order to ensure the quality of the information used in the estimation of Resources and Reserves.

The quality plan implemented by Cementos Selva for the quarries includes the insertion of blanks, duplicates and standards, in order to control the precision, accuracy and contamination in the samples.

Table 24 Quality Plan of the Tioyacu quarry

Blanks	Duplicates	Standards	Remark
1 control sample for each batch of 20 samples.	2 control sample for each batch of 20 samples.	1 control sample for each batch of 20 samples.	Cementos Pacasmayo protocol ¨OM-GL-PRT-0023-R0¨.

In 2021, the results of the 2015 drilling campaign were re-analyzed to re-evaluate the deposit. As part of the procedure, twin and duplicate samples were inserted, representing 5.16% and 10.32% as insertion ratio. Calcium (CaO), which is the main component of the limestone for cement production, was analyzed. The quality control (CaO) results showed that the Twin samples had an error of 3.08%, which is within the acceptable range (30%). The percentage of good samples was 100%. On the other hand, the quality control results of the duplicate samples showed an error of 0.94% (Coarse Duplicate) and 1.72% (Fine Duplicate), which is below the allowable error of 20%. The percentage of acceptable samples was 100%.

8.1.4. Sample security

Cementos Selva S.A. has implemented QAQC protocols for the development of exploration and production activities in the Tioyacu quarry in order to ensure the quality of the information that allows the estimation of Resources and Reserves.

Cementos Selva S.A. has a specific area for the storage of the samples obtained during the drilling campaigns; the samples are properly stored in order to preserve their quality.

The necessary materials for storage and transport of the samples were provided. Sampling cards were also implemented with information on the name of the project, name of the borehole to be sampled, date of sampling, sampling interval, sampling management, sampling and type of sample or control sample.

All samples were labeled and a photographic record is available. The photographic record of each sampling bag is made together with the weighing of the sample.

8.1.5. Chain custody

Cementos Selva has implemented actions to ensure the physical security of samples, data and associated records; the traceability of the sample from its generation to its analysis and subsequent conservation of rejects and pulps. At the Tioyacu quarry, core samples are duly stored in the coreshack.

Figure 9 Photographic record of the sampling intervals

8.1.6. Qualified person’s opinion on quarry QAQC

In the authors’ opinion, Cementos Selva S.A. has been complying with the international standards of ISO-9001 since 2015 and implemented Quality Assurance and Quality Control (QAQC). Cementos Selva S.A. has used a QAQC check program comprising blank, standard and duplicate samples. The QAQC shipping rate used complies with accepted industry standards for insertion rates, as well as the actual sample storage areas and procedures are consistent with industry standards.

Protocols in the different exploration and production processes are strictly complied with. There is information on sample preparation methods, quality control measures, sample security, and these results are accurate and free of significant error. The information in this report is adequate for use in the construction of the Geological Model, Resource estimation and Reserve estimation.

8.

8.2. Rioja plant

8.2.1. Sample preparation, procedures, assays and laboratories

Cementos Selva S.A. has a quality plan for each of its operations, part of the corporate quality system.

Within the quality plan (S-CC-D-05 - Quality Plan), samples of raw materials such as limestone, clays, iron, and coal are evaluated in the Rioja plant laboratory, where they are analyzed to determine the chemical composition of each material for the production of cement.

The procedures applied are wet chemical analysis of clinker and cement, wet physical and chemical analysis of crude and raw materials, general XRF procedures, physical-chemical analysis for coal samples, and physical tests for cements based on ASTM, NTP (Peruvian Technical Standard), and ISO standards.

8.2.1.1. Raw materials sample preparation

For preparation of samples, staff follow the sample collection and preparation procedure, which consists of primary and secondary crushing, and reduction of the sample size by coning and quartering followed by pulverizing the sample in a ring mill.

8.2.1.2. Laboratory Analysis

The laboratory at Rioja plant has implemented the ISO 9001 standard; also, it has calibrated equipment, with a calibration and maintenance program established by the laboratory area. The main equipments in the laboratory at Rioja plant are the XRF fluorescence equipment and the compressive strength press, which are maintained annually and have inter-daily verification.

The tests for air content, fineness, autoclave expansion, compressive strength and setting time, and Vicat are made for all types of cements. The autoclave contraction, 14-day mortar expansion, 6-month sulfates expansion, SO3, MgO, loss on ignition, insoluble residue, and C3A and 2 C3A+ C4AF tests only apply to some specific cements.

8.2.2. Quality Assurance Actions

The quality assurance plan applicable to the cement production processes at Rioja plant is applied to:

-	The reception of raw materials.
-	Crushing of materials.
-	Drying of raw materials.
-	Grinding of raw materials.
-	Clinkerization.
-	Grinding of cement.
-	Packaging of cement.

Table 25 shows the tests and frequency for each stage of the process.

Table 25 Tests and frequency for each stage of the process

Stage	Tests	Frequency
Reception of raw materials	X-ray Chemical Analysis, Moisture, Sulfur / Total Moisture, Ash, Calorific power, Chemical Analysis by XRF, R.I. (weekly) and Pozzolanic Activity (monthly).	For each unit up to 1 time per month.
Crushing raw materials	Chemical Analysis by XRF, Moisture (every 2 hours), P.F (8 hours composite).	Every hour.
Drying raw materials	Moisture	Every 2 hours.
Crude grinding	XRF Chemical Analysis, Moisture (Every 2 hours), P.F , RM-170.	Each 2 hour up to 8 hours.
Clinkerization	Chemical Analysis by XRF, P.F, f-CaO / Liter Weight.	Every 2 hours.
Cement grinding	Chemical Analysis by XRF, P.F, f-CaO, Liter Weight, Moisture, Blaine, R.I., RM 325, RM 450, Setting, Autoclave Expansion, Compressive Strength.	Every 2 hours up to 1 time per Silo.
Cement packing	Chemical Analysis by FRX, P.F, f-CaO, R.I. (in type I) / Blaine, RM 325, Setting, Autoclave Expansion, Compressive Strength, Air Content, Density and Expansion of the Mortar Bar (only in type GU).	1 time per day per type of cement.

8.2.2.1. Finished Product Control

Controls for finished products include information on the type of tests, frequency, and responsible party. The tests performed are air content, fineness, autoclave expansion, compressive strength, and Vicat setting time.

8.2.2.2. Control of non-conforming product

The non-conforming products must be identified, documented, evaluated, controlled, separated and disposed of, in order to prevent their unintentional use or delivery, according to the established procedure. The remedial action for non-conforming product is reprocessing, reclassification of the material, acceptance by authorized personnel, acceptance by concession of the client and controlled dosage.

8.2.2.3. Validation of silos

It applies to all products manufactured at the Rioja plant, with the objective of ensuring that the cement dispatched complies with the requirements established in the Technical Specifications and Requirements of the Technical Standards.

8.2.2.4. Density

The density analysis in raw materials of coarse materials (crushed) is determined in a recipient of known volume (bulk density), the material is added in a recipient previously tared, is compacted smoothly, is made level and is weighed on a precision balance. The values are reported in weight/volume. For cement, fine materials are analyzed through the Le Chatelier bottle, whose value is used for the quality certificate issued to the customers.

8.2.2.5. Quality Assurance (QA) and Quality Control (QC)

The QAQC program contains methods that regulate the quality of the samples obtained in the operations of ore reception, crushing of materials, drying of raw materials, raw material grinding, clinkerization, cement grinding, and cement packaging. In this way, quality control results are achieved.

The parameters used for quality control are:

-	S-CC-PCC-01, Quality control parameters for cement grinding.

-	S-CC-PCC-02, Quality control parameters for raw materials.

-	S-CC-PCC-03, Quality control parameters for crude oil production.

-	S-CC-PCC-04, Quality Control parameters for clinker production.

8.2.2.6. Quality Plan

The quality plan implemented by Cementos Selva S.A. for Rioja plant includes the insertion of blanks, duplicates and standards, in order to control the precision, accuracy and pollution in the samples

Table 26 Quality Plan of Rioja plant

Blanks	Duplicate	Standard	Comment
50	250	11 for cement (NIST) 01 for coal (LeCo)	Blanks only apply when spot-checks are performed by Classical methods

8.2.2.7. Quality control parameters

The control parameters of the materials received at the Rioja plant are:

Table 27 Quality control parameters for materials received at the Rioja plant

Materials	Content analysis
Limestone	CaO, SO2, MgO and K2O
Others	Fe2O3, ZnO, SO3, Moisture, Al2O3, Calorific power, Ash, S, Volatile matter, Insoluble residue, Loss on ignition and CaO.

Likewise, the quality control parameters for crude production are SIM, ALM, LSF, and RM170.

The cement quality control parameters are SO3, MgO, Insoluble residue, Loss on ignition, R-325, Specific surface Horizontal mill 1, 2, and 3, Compressive strength at Day One, Compressive strength at Day Three, Compressive strength at Day Seven, Compressive strength at Day 28, Initial setting time and final setting time.

8.2.3. Sample security

Cementos Selva S.A. has implemented QAQC protocols for the development of cement production activities at the Rioja plant, in order to ensure the quality of the information that allows the estimation of the Resources and Reserves of the deposit.

Sample preparation methods are; Sampling and preparation of crude, clinker, and cement samples, Sampling and preparation of raw material samples, and Preparation of coal samples for laboratory analysis.

The testing procedures are wet chemical analysis of clinker and cement, general XRF procedures, wet physical and chemical analysis of crude and raw materials, physical-chemical analysis for coal samples, physical tests for cements, and quality plan.

Likewise, the control parameters are for raw material input, crude production, clinker production, cement grinding, sampling plan, frequency of tests for raw materials, and sampling plan and frequency of tests for cement.

8.2.4. Qualified Person’s Opinion on cement plant QAQC

Cementos Selva S.A. has a Quality Assurance unit, which ensures compliance with the requirements for finished products specified in the technical product standards, based on Peruvian technical standards and traceable to the American Society for Testing and Materials (ASTM).

9. Data verification

This Chapter shows the data verification activities for the geology, quarry and cement plant.

9.2. Geology and quarry

9.2.1. Data Verification procedure

CSSA has a unit specialized in the compilation, verification and standardization of information for the geological database. Its main function is the validation of the data to be used in the estimation of Mineral Resources and Reserves. For the proper management of the information, internal protocols have been implemented which are subject to internal audits and are supported by the DataShed software.

9.2.2. Data collection

The Data collection applies to exploration activities. For diamond drilling, the process flow for planning and execution of drillings, survey methods for reporting drill collars and ddh / verification of the quality of information and recovery process of the core information. In addition, for geological sampling activities, the processes flowsheet, validation and consistency of sample information, sample preparation and testing, density, registration process and digital photographic storage are used.

9.2.3. Management and Validation of Database

The stages for management and validation of database are the recovery, processing and storage of the database, which includes database development process flow, information standardization and integration process, information storage strategy, appropriate database technology, structure and practicality of the database system that allows a fast and flexible access and input of information, and validation of chemical results, which includes the QAQC report.

9.2.4. Tracking Data

The consistency between the database records and the original registry was verified by the QPs 2021. No differences were detected between the database and the log files. A digital copy of all records is kept as pdf files. Digital certificates support the chemical analysis data.

The collection of the information considered the following: Drill collars, Survey, Lithology, Samples and Assays. The data is collected on the DataShed software.

9.2.5. Validation of Data

Collar, Survey, Lithology and chemical analysis data were imported and processed with DataShed software.

The results indicated that the database had adequate integrity for Resource estimation. This software verifies that the data entered from each sample or reported by the external laboratory is correct for input into the Resource model.

The team followed the defined processes for information flows to support Resource and Reserve estimation. The qualified person followed the same process as a means of verifying and validating and found that the validated data is congruent with the original geologic data used for the estimation of Resources.

No findings have been found that could invalidate the estimation of the Resources and Reserves of the unit.

9.3. Rioja plant

The Quality Control Plan contemplates the following aspects: PDCA cycle, customer, person in charge, activities, risks, control methods, monitoring, measurement, analysis, evaluation and documentary evidence.

The PDCA cycle is:

-	Plan; during this stage the following activities are considered: determination of characteristics of raw materials, product in process and finished product, elaboration of control and matrices parameters and determination of activities and results assurance program.

-	Do; during this stage the following activities are considered: verification and compliance with the requirements and matrices, sampling and preparation.

-	Check: during this stage the following activities are considered: chemical analysis by XRF, chemical analysis, physical analyses, recording of results, taking action on non-conformities.

-	Act, during this stage the following activity is considered, acting to improve.

-	The Quality Assurance Plan is applied to the following customers: production, quarry, provisions chain and external customer.

9.3.1. Data verification procedures

The XRF analysis, chemical analysis and physical analysis are made to verify the results of the samples, as part of the Quality Control Plan.

The data resulting from these three types of analysis are recorded and evaluated in order to determine whether or not they comply with the technical specifications.

Data verification procedures include internal audits, check lists, statistical tables, reports, validation of data, certificates, interlaboratory test reports and compliance with quality protocols.

9.3.2. Data validation

Cementos Pacasmayo S.A.A. (Included Cementos Selva S.A.) through its quality assurance and control area participates in evaluations with international laboratories such as CCRL/ASTM (Concrete and Cement Reference Laboratory), which is an international reference laboratory for construction materials, and Xamtec of Colombia, an international interlaboratory, in order to report reliable data.

The Quality Control laboratories endorse their analysis methods by participating in interlaboratory analysis programs, which compare the results with national and foreign laboratories. The methods of analysis compared are X-ray fluorescence (XRF) and the physical cement tests, which are the methods used to control cement quality. In all the results of these interlaboratory programs, the companies always obtain the best results for each test.

9.3.3. Qualified Person’s Opinion on cement plant

In the author’s opinion, the methodologies used for collection and processing data at the cement plant are accurate and free of significant errors. The information can be used for model construction and estimates for cement production. Considering that the analyses of the main chemical components and physical properties of the raw materials and final products are completed by external laboratories, the quality of the information is adequate for preparing mineral resource and reserve estimates.

10. Mineral processing and metallurgical testing

10.1. Nature of Testing Program

Cementos Pacasmayo S.A.A. has Quality Assurance and Research and Development units. The objective of these units is to develop, evaluate and research procedures for the development of products at laboratory scale and their scaling up to industrial scale. Another objective is to identify evaluations of fuel substitutes to reduce energy costs.

Cementos Pacasmayo S.A.A has also implemented their own procedures for the preparation, review, issuance and control of test reports associated with cement production.

The laboratory at Pacasmayo plant has implemented the ISO 9001 standard; Cementos Pacasmayo has implemented a Research and Development laboratory located at the Pacasmayo plant to evaluate the technical aspects of cement plant and quarriy operations (including Tioyacu quarry and Rioja Plant).

Cementos Pacasmayo applies the procedures:

-	P-ID-P-04 Preparation of raw materials.

-	P-ID-P-05 Sampling of cement and raw materials.

-	P-ID-P-13 Input, storage and disposal of samples.

A permanent control is carried out with other laboratories to give greater reliability of the results. Likewise, inter-laboratory reports are issued with external laboratories such as CCRL (Cement and Concrete Reference Laboratory), which is an international reference laboratory for construction materials, and Xamtec from Colombia, a domestic internal interlaboratory.

A significant percentage of R&D activities are focused on the evaluation of alternative fuels such as rice husks. Laboratory tests are developed always seeking to generate an operational benefit for the company.

The R&D Laboratory located at the Pacasmayo plant provides analysis and research services to all of the company’s cement plants.

10.2. Cement Manufacturing Test Results

To determine the cement design, which includes the clinker/cement factor, CPSAA uses the tests outlined in national technical standards such as NTP 334.009, NTP 334.090, and NTP 334.082. The cement design is modified when some of the chemical or physical requirements present a trend that could lead to non-compliance (non-conforming product). For the clinker/cement factor, priority is given to the compressive strength test at all ages (1, 3, 7, and 28 days). If the compressive strength shows a negative trend, even modifying the operating variables to correct it, the clinker/cement factor is modified.

At the Pacasmayo plant, the studies conducted in the Research and Development laboratory and the Quality Control units include the substitution of fossil fuels for rice husks at the Rioja plant.

The main objective of the substitution of fossil fuels is the reduction of CO2 or greenhouse gas emissions.

In 2021, CSSA used 5700 t of Alternative Fuel (measured as coal equivalent) in the Rioja plant. This result represented 10% of the total fuels used by the plant for cement production and a reduction in emissions of 14,958 mt of CO2.

10.3. Adequacy of the Test Data

The Research Laboratory issues technical reports following the criteria of international standards to the operations area, which evaluates the convenience of industrially implementing the tests and validating what has been reported at laboratory scale.

The reliability in the veracity and the adequacy of the data reported by the area, is based on the technical competition of the area’s collaborators, which is regularly evaluated through different internal and external interlaboratory programs. In the opinion of the QPs, the cement mix design using the limestone characteristics is adequate for mineral resource and reserve estimation.

11. Mineral Resources estimates

The geological model was developed and structured using Leapfrog software; the solids were generated considering the quality of the lithology based on the results of the analysis of the samples taken.

Because the deposit is a sedimentary one, the qualified persons interpreted the geological model with the help of a set of regularly-spaced sections parallel to and perpendicular to strike of the deposit shape.

According to the lithological characteristics and descriptions, ten lithological horizons were recognized.

The lithological units have been grouped by assigning a numerical code in the mining software to simplify the modeling. Table 28 shows the lithological units with their respective numerical codes.

Table 28 Lithologic units of the Tioyacu quarry geological model

Lithologic Units	Lithology Code
Limestone	1
Marly limestone	2
Magnesian limestone	3
Marly dolomitic limestone	4
Dolomitic limestone	5
Calcareous dolomite	7
Dolomite	6
Calcareous marl	8
Marl	9
Clay loam	10

The main criteria for geological modeling is the quality, such as the content of oxides in limestones.

The lithological criteria is based on the macroscopic physical characteristics of the limestone horizons and the percentage of essential elements in its composition (oxides) that determine the quality of the limestones. Based on the quality and specifications of the cement plant, the qualified persons used a cut off of 49% of CaO.

Table 29 shows the referential cut-off of the oxides that determine the classification of the final limestone rock products.

Table 29 Rioja plant material restrictions

Crude
CaO (%)	49.00
SiO2 (%)	7
MgO (%)	1.60
Al2O3 (%)	-
K2O (%)	0.40

The qualified persons built a block model based on the dimensions and spatial distribution of the deposits containing the material of economic interest. Table 30 shows the characteristics of the model.

Table 30 Characteristics of the block model

	Minimum (m)	Maximum (m)	Size (m)	Number
X	246789	247637	4	212
Y	9335804	9337080	4	319
Z	720	1048	4	82

11.1. Database

A total of 341 samples from 11 drill holes were used for resource estimation. Additionally, 7,855 blast hole control samples were used to strengthen the variogram analysis of the primary variable CaO.

The data is processed and managed in Data Shed software and then used in Mine Sight software.

11.2. Density

For the bulk density of the rocks, diamond drilling samples were collected at the Tioyacu quarry, from which the bulk densities were determined by the wax method. The results of this determination and the bulk densities by lithological domain are shown in Table 31.

Table 31 Limestone density per horizon

Lithology	Density (g/cm3)
Limestone	2.71
Marly limestone	2.73
Magnesian limestone	2.69
Marly dolomitic limestone	2.69
Dolomitic limestone	2.73
Calcareous dolomite	2.70
Dolomite	2.64
Calcareous marl	2.61
Marl	2.62
Clay loam	2.10

11.3. Composting

The compositing was performed using control of the GEO Item (file 11 MS). In general, each geological unit is estimated from the information of the composites belonging to that unit. The composites should not cross “hard” boundaries between different geological units.

For compositing, the QPs assumed each initial core section has uniform grades in order to composite the grade profile of each borehole. During compositing, the goal was to preserve the original nature (variability) of the samples.

The calculated values considered in the compositing were for CaO, MgO, SO3, SiO2, Fe2O3, Al2O3, and K2O.

Composites were made at different lengths to determine the optimum compositing length. The 4 m composite is the size that best fits the nature of the original sample and so was used in resource estimation.

In addition, the modeling considered the length of the composites based on an exact multiple of the block height, which coincided with the bench height.

11.4. Basic statistics of the data (Assay – Composites)

Tables 32 and 33 show the results of the basic statistics of the elements CaO, SiO2, MgO, SO3, K2O, Na2O, and Cl for the original and composite data. The statistical analysis was done separately for each defined orebody (limestone horizon).

Tables 32 and 33 show the statistics of the limestone and marly limestone horizons as these are the main ones for the estimation of the Resources and Reserves.

Table 32 Basic statistics of the limestone horizon data

Components	Origin	Valid	Rejected	Minimum	Maximum	Mean	Std. Devn.	Variance	Co. Of Vartiation
SiO2	Assay	2,596	6	0.18	32.04	3.39	3.02	9.14	0.89
	Composite	5,150	10	0.18	32.04	3.45	3.05	9.32	0.89
Al2O3	Assay	2,596	6	0.01	5.73	0.41	0.46	0.21	1.12
	Composite	5,150	10	0.01	5.73	0.42	0.47	0.22	1.12
CaO	Assay	2,601	1	30.49	55.38	51.84	2.22	4.94	0.04
	Composite	5,160	0	30.49	55.38	51.79	2.24	5.01	0.04
K2O	Assay	2,596	6	0.00	9.00	0.17	0.31	0.09	1.80
	Composite	5,150	10	0.00	9.00	0.17	0.31	0.10	791.0
MgO	Assay	2,596	6	0.07	10.21	1.18	0.54	0.29	0.46
	Composite	5,150	10	0.07	10.21	1.20	0.54	0.29	0.45

Table 33 Basic statistics of the data of the marly limestone horizon.

Components	Origin	Valid	Rejected	Minimum	Maximum	Mean	Std. Devn.	Variance	Co. Of Vartiation
SiO2	Assay	746	2	0.60	19.45	8.43	3.78	14.27	0.45
	Composite	1,358	2	0.63	19.45	8.18	3.79	14.33	0.46
Al2O3	Assay	746	2	0.12	4.43	0.94	0.63	0.39	0.67
	Composite	1,358	2	0.12	4.43	0.94	0.62	0.39	0.66
CaO	Assay	746	2	37.67	54.18	48.55	2.67	7.15	0.06
	Composite	1,358	2	37.67	54.18	48.67	2.70	7.29	0.06
K2O	Assay	746	2	0.06	2.28	0.42	0.35	0.12	0.83
	Composite	1,358	2	0.06	1.96	0.43	0.35	0.12	0.81
MgO	Assay	746	2	0.25	6.30	0.82	0.39	0.15	0.47
	Composite	1,358	2	0.25	6.30	0.82	0.39	0.15	0.47

11.5. Extreme values

Extreme values are considered to be those analysis results that are not representative of the unit being studied and are defined in this work to be those that are above the mean plus twice the standard deviation.

In the analysis of the extreme values in the laboratory results for the calcareous lithologic units that are being estimated, no deviation has been found, all the results are coherent and representative of the levels to which they correspond.

11.6. Variogram Analysis

In the variogram analysis of the composited data, each level corresponded to a body of economic interest at the Tioyacu quarry. From the variogram analysis, it was concluded that acceptable experimental variograms could only be obtained in two lithologies due to the amount of data.

The QPs considered an experimental variogram to be acceptable if the number of pairs used to estimate the semi-variances are greater than or equal to 200. The variogram modeling consisted of fitting the experimental variograms to valid variogram models in MineSight. Of these models, the most representative was the spherical model, present in 85% of the structures, followed by the Gaussian model. Table 34 shows the results of variogram modeling.

Table 34 Variogram modeling parameters

Type of Variogram Model	Spherical
Nugget effect	0.87
Total Sill	1.16
Range	82

11.7. Interpolation

The Ordinary Kriging Interpolation (OK) method was used for the primary CaO variable, Inverse of the Distance (ID2) for the secondary variables, and Nearest Neighbor (NN) for validations. Table 35 shows the main parameters used to determine the interpolations of the primary CaO variable of the Limestone and Magnesian Limestone horizons.

-	The interpolations were performed in two consecutive passes.

-	The first with a search radius of twice the variogram range.

-	The second with a search radius equal to the range.

During interpolation, a mínimum of two and a maximum of 20 composites were used to estimate block qualities. Additionally, the QPs restricted the interpolation to using a maximum of two composites from each drill hole in all the passes.

Table 35 Ordinary Kriging Estimation Parameters CaO

Comment	PASS 1			PASS 2			PASS 3
Search dis. Block on Model -X	90			135			180
Search dis. Block on Model -Y	90			135			180
Search dis. Block on Model -Z	90			135			180
Max distance accept data	90			135			180
Min # comps a Block	4			3			2
Max # comps a Block	10			20			20
Max # comps per hole	2			2			1
Variable Model	CA1			CA1			CA1
Variable comp	CAO			CAO			CAO
Variable pasada	PSCA1			PSCA1			PSCA1
Pasada	PASS1			PASS2			PASS3
Store distance	DICA1			DICA1			DICA1
Store max # comp	NCCA1			NCCA1			NCCA1
Store max # drillholes	NDCA1			NDCA1			NDCA1
Store krigeage variance	SDCA1			SDCA1			SDCA1
Model type variogram	SPH	SPH	SPH	SPH	SPH	SPH	SPH	SPH	SPH
Nugget effect	0.293			0.293			0.293
Sill	0.038	0.278	0.391	0.038	0.278	0.391	0.038	0.278	0.391
Range along major axis	82	22	10	82	22	10	82	22	10
Range along minor axis	82	22	10	82	22	10	82	22	10
Range along vertical axis	16	6	2	16	6	2	16	6	2
Direction major axis	10	38	82	10	38	82	10	38	82
Plunge mayor axis	-4	-8	-16	-4	-8	-16	-4	-8	-16
Dip	25	46	82	25	46	82	25	46	82
Distance along major	90			135			180
Distance along minor	90			135			180
Distance along vert	12			16			32
ROT	157.66			157.66			157.66
DIPN	-7.22			-7.22			-7.22
DIPE	32.29			32.29			32.29
Limiting Variable model	RT1			RT1			RT1
Code limiting variable	1			1			1
Code matching conmp vs model	GEO			GEO			GEO

11.8. Mineral Resources classification

Cementos Selva S.A. obtained the parameters for classifying Resources based on staff´s experience designing the optimal drilling grid for sampling by geostatistical methods. Additionally, the variogram analysis was used as reference. Based on these, the following basic criterio is used to define the Resource classes:

-	Measured Resource: 1/3 of the distance of the variogram range.

-	Indicated Resource: 2/3 of the distance of the variogram range.

-	Inferred Resource: The total distance of the variogram range.

Several configurations have been defined from this basic configuration, taking into account the number of drill holes and the average search distance.

Associated with the uncertainty, QP considered the criteria in Table 36 to categorize the Resources. The table shows the number of composites, drill holes, and distance used for the various resource categories.

Table 36 Criteria for Resource categorization

	Measured	Indicate	Inferred
Minimun number of composites	2	2	1
Maximun number of composites	20	20	20
Number of composites drillhole	2	2	1
Average distance of composites (m)	90	135	180
11.9.	Resources estimation

Resource estimates are effective December 31, 2021. All Resources are estimated as quantities at cement plant. For the estimation of Resources, the CaO content was considered and the impurity content. The impurities are restrictions determined by the cement production plant. Table 37 shows the Resources and the average values of their quality.

Table 37 Resource categorization (exclusive of Reserves) at the Tioyacu quarry

	Resources	Tonnes M	CaO (%)	Al2O3 (%)	MgO (%)	Si2O (%)	K2O (%)
Limestone	Measured	0	0	0	0	0	0
	Indicated	0	0	0	0	0	0
	Measured + Indicated	0	0	0	0	0	0
	Inferred	19.19	45.61	0.36	6.58	2.52	0.14

*	No economic evaluation was performed for the Tioyacu quarry because it only has inferred resources.

11.9.1. Cut-off

The main factor for the determination of Resources is quality. The costs of production, transportation, cement processing, and cement dispatch were considered to determine the Resources. The costs are based on real sources of the current operations of Cementos Selva S.A. Chapter 19 shows the economical analysis for determining the mineral Resources.

11.9.2. Reasonable Prospects of Economic Extraction

The Mineral Resource evaluation has considered relevant economic and technical factors such as limestone production costs, cement sales prices, and environmental and social viability at our operations.

The area associated with the Resource estimate is located at the lower boundary of the mining concession. Complement the geological information towards the S-SW zone of the quarry, considering future production activities.

The Resource estimate considers the Tioyacu deposit as 90 m. thickness, defined by quality and continuity.

The all material produced in the Tioyacu quarry is blended to be sent to the plant. The quality of this material is analyzed in the Rioja plant laboratory before blending.

Update the geomechanical and hydrogeological studies of the quarry to consider future open-pit mining to the south.

The information that supports the estimation of the quarry’s Resources is consistent, which allows obtaining a robust resource model.

From the environmental and social point of view, Cementos Pacasmayo (included Cementos Selva) has been developing activities in Peru for more than 60 years and is recognized as a Peruvian company with a high reputation, therefore, it is expected that the environmental and social viability will continue.

11.10. Qualified Person’s Opinion

The QP has considered the quality and geological characteristics of the limestone horizons to develop the geological model. Likewise, the QP’s interpretation of the deposit was based on the diamond drill holes obtained in the drilling campaigns. The QP’s opinion is that there is consistency between the information and the geological model. As a producing mine, most of the relevant technical and economic factors have already been resolved.

Pit expansion to the south zone of the deposit is necessary to complement and update the geological model and to reduce the uncertainty in order to confirm the Resources and recategorize the inferred ones.

12. Mineral Reserves estimates

Total Mineral Reserves estimated at the Tioyacu quarry are 11.39 million tonnes, as detailed in Table 39 in their different categories.

Additionally, the periodic update of the Reserves of the Tioyacu quarry takes into account the Reserves extracted when updating the Resources and Reserves models, any new “modifying factors”, or the change and entry of any new data.

The calcium oxide (CaO) content is the primary variable in the Resources and Reserves estimation. Its specific values depend on the lithological domain, with its concentration higher in some lithologies than in others.

The calculated Reserves in the limestone deposit reach 6.55 M mt. of proven Reserves with 50.30% CaO and 4.84 M mt. of probable Reserves with 47.29% CaO for a total of 11.39 M mt. of Reserves with 49.03% CaO that support the mining plans for production and supply to the Cementos Selva S.A. plant.

Based on the estimated Reserves and the plant’s projected limestone consumption, the QPs estimate a life of mine of 27 years for the quarry.

12.1. Criteria for Mineral Reserves estimation

The criteria used for the determination of Mineral Reserves are described below.

12.1.1. Run of Mine (ROM) determination criteria

ROM is considered to be all material produced in the quarry that complies with the specifications and will be sent to the plant for cement production. For determining ROM tonnage, dilution was considered to be negligible. The recovery in the quarry was assumed to be 100%.

12.1.2. Cement Plant recovery

The limestone received at the Rioja plant is properly stored and then mixed with other raw materials to obtain the crude (kiln feed). The crude contains 73.1% limestone.

After the crude is obtained, it is fed to the calcination kiln to obtain clinker. Finally, the clinker is mixed with additives to obtain cement.

12.2. Reserves estimation methodology

The Mineral Reserve estimation considers the costs of production, transportation, cement processing, and the quality restrictions of the raw material. The costs are based on actual costs from the current operations of Cementos Selva S.A. at the Tioyacu quarry and Rioja plant. Chapter 19 shows the economical analysis used to determine the Mineral Reserves.

●	Proven and Probable Reserves are derived from Measured and Indicated Resources, respectively.

●	Proven and Probable Reserves are within the pit designed for the Tioyacu quarry.

●	Reserves are those for which economic viability has been demonstrated by estimating capital costs, operating costs and cash flow analysis.

●	Cementos Selva S.A. has permits for limestone production at the Tioyacu quarry.

●	The effective date of the Reserve estimate is December 31, 2021.

●	The Reserve estimate is the final product placed in the Rioja plant.

12.3. Reserves estimation

The quality restrictions for limestone at the Rioja plant are shown in Table 38.

Table 38 Rioja plant material restrictions

Crude
CaO (%)	49.00
SiO2 (%)	7
MgO (%)	1.60
Al2O3	-
K2O (%)	0.40

From the quality point of view, the cut-off grade for limestone is 49.0% CaO. The economic assumptions used for Reserve estimation are shown in Chapter 19.

The economic analysis for Mineral Resources and Reserves estimation is presented in Chapter 19. The Reserves are expressed in tons and are shown in Table 39.

Table 39 Mineral Reserves expressed in millions of tonnes

	Reserves	Tonnes M	CaO (%)	Al2O3 (%)	MgO (%)	SiO2 (%)	K2O (%)
Limestone	Proven	6.55	50.30	0.58	1.13	5.46	0.21
	Probable	4.84	47.29	0.64	3.33	5.95	0.19
	Total	11.39	49.03	0.61	2.06	5.67	0.20

12.4. QP’s Opinion on Risk Factors affecting Reserve Estimates

In the QP’s opinion, the Reserves estimated for the quarry from the Resources consider the relevant risk factors and modifying factors which affect the tonnage and quality estimates. The primary variable is considered to be CaO, which is very stable in the deposit. SiO2 is viewed as a secondary variable that, without adequate control, can have an inverse effect on the CaO content in the Reserves.

In estimating Reserves and the production plans for the quarry, these variables have been adequately considered with production sequencing and blending processes.

Because the Cementos Selva has been operating the Tioyacu quarry for 21 years and the deposit is relatively stable in the main quality metrics, the QP is of the opinión that the risks associated with the Reserve estimate is low.

13. Mining methods

Cementos Selva S.A., a wholly-owned subsidiary of Cementos Pacasmayo S.A., is the current owner of the Tioyacu quarry. Cementos Selva S.A. carries out the planning, production, supervision, and quality control of the quarry to verify the activities and production according to the requirements of Rioja plant.

13.1. Mining methods and equipment

The production of the deposit begins with the drilling and blasting. The fragmented material is pushed with a dozzer to create muckpiles before loading the material into dump trucks using a front loader. The material is transported to the cement plant.

The quarry activities allow the production of fragmented limestone smaller than 12” in diameter, with carbonate grades according to the plant’s needs.

The sequence of limestone extraction is by benches, which are produced sequentially according to the annual requirement of the plant.

Figure 10 Tioyacu quarry mining sequence

Limestone mining at the Tioyacu quarry comprises the following unit operations:

●	Drilling

Drilling activities at Tioyacu quarry are carried out with two diesel-powered drilling rigs, one of them as stand-by.

●	Blasting

Blasting allows the rock to be fragmented to a size suitable for loading, hauling, and crushing unit operations. Non-electric detonators and connectors are used to avoid vibration and sound.

●	Loading and Transportation

There are 04 Volvo dump trucks of 14 m3 capacity, 02 excavator CAT, 01 front loader CAT 962L and 01 tractor Cat D8T.

The main equipment used to carry out mining activities at the Tioyacu quarry are shown in Table 40.

Table 40 Equipment of the Tioyacu quarry

Equipment	Quantity	Function	Description
Track Drill and RockDrill	2	Drilling	These machines are used to drill holes for blasting.
Caterpillar dozer D8T	1	Track maintenance	Equipment used to move the fragmented material resulting from blasting.
Front End Loader CATERPILLAR 962L (3.6 m³ bucket capacity)	1	Material Loading and Stacking	Material handling equipment.
Excavator (1.16-2.69 m3 bucket capacity)	2	Material Loading and Stacking	Material handling equipment.
Dump truck	4	Material hauling	Equipment for conveying material from the production areas to the primary crusher. Their capacity is 14 m3.

13.2. Geotechnical aspects

CSSA performed technical studies to know the geotechnical characteristics of the Tioyacu quarry, such as:

- Slope Stability Study of the Tioyacu quarry, carried out in 2012. Cementos Selva commissioned Minconsult S.R.L, to carry out the Seismic Hazard Study of the Tioyacu quarry.

- In 2015, Cementos Selva hired Geosym Consultores S.A.C, to carry out the basic geological, hydrological, hydrogeological and geotechnical studies of the Tioyacu quarry.

Geosym Consultores S.A.C (2015), determined the geomechanical zoning of the rock mass of the quarry.

The study considered the rock mass’s lithological, geo-structural, and quality aspects. The source of information for the analysis was results from 06 geotechnical drill holes, and the 25 geomechanical mappings carried out on the slope walls of the current quarry and adjacent areas of the quarry.

The results on the characterization of RMR and rock mass quality are presented in Table 41.

Table 41 Rock mass quality by rock type

Lithology	Average RMR	Rock mass quality
Limestone	53	IIIA
Marly dolomitic limestone	58	IIIA
Dolomitic limestone	56	IIIA
Magnesian limestone	55	IIIA
Marly limestone	43 - 59	IIIB y IIIA
Dolomite	57	IIIA
Calcareous dolomite	57	IIIA
Marl	55	IIIA
Clay loam	43	IIIB
Calcareous marl	54	IIIA

Geosym Consultores S.A.C (2015), performed stability analyses, the results are shown in Table 42.

Table 42 Tioyacu quarry design and planning angles

Design sector	Berm width (m)	Bench face angle
		Bench	Inte - Ramp	Final
I (*)	4.0 - 6.0	65°	35° - 42°	34°
II (*)	4.0 - 6.0	65°	35° - 42°	34°
III (*)	4.0 - 6.0	65°	35° - 42°	34°
IV (*)	4.0 - 6.0	65°	35° - 42°	28°
V	4.0	65°	44°	44°
VI	4.0	65°	44°	44°

Note (*): Bench slope of 65° and minimum berm of 4m for 44° slopes below 830 msnm. Bank slope of 65° and minimum berm of 6m for 35° interrampe slopes above elevation 830msnm.

13.3. Hydrological aspects

CSSA hired specialized companies to analyze the hydrogeological characteristics of the Tioyacu limestone deposit:

- Consultora Minera Minconsult S.R.L Hydrological Study and Derivation Structures of the Quarry and Limestone Deposit - Mining Plan, September 2012.

- Cementos Selva S.A. Water quality monitoring of Tioyacu quarry, quarterly results 2014 - 2015.

The hydrogeological study was conducted to characterize the hydraulic and hydrodynamic conditions of the subsurface hydrogeological units. Likewise, the study evaluated groundwater levels and flow conditions and their relationship with Tioyacu groundwater discharges.

Geosym Consultores S.A.C investigated the hydrogeology using 04 hydrogeological borings with piezometers, 19 Lefranc and Lugeon permeability tests, 01 Slug Test, and 02 Air Lift tests, physical-chemical parameter readings, gauging with the use of a current meter, and groundwater sampling.

Table 43 Hydraulic parameters of the hydrogeologic units

Lithological Units	K (cm/s)				K (m/d)
	Average	Med. Geo	Máx	Min	Average	Med. Geo	Máx	Min
Fractured limestone	2.1E-04	1.4E-04	4.5E-04	4.2E-05	0.18	0.12	0.39	0.04
Lightly fractured limestone	1.0E-05	9.2E-06	1.6E-05	6.4E-06	0.01	0.01	0.01	0.01
Fractured marl	5.9E-04	3.7E-04	1.2E-03	1.0E-04	0.51	0.32	1.07	0.09
Poorly fractured marl	1.3E-04	6.5E-05	2.4E-04	1.8E-05	0.11	0.06	0.21	0.02
Bituminous limestone	2.6E-05	1.3E-05	7.9E-05	3.5E-06	0.02	0.01	0.07	0.003
Poorly fractured dolomite	2.92E-05				0.03

Source: GEOSYMSA, 2015

The hydraulic parameters shown in Table 43 and considering the equipment presented in Table 41 do not affect limestone production activities in the quarry. On the other hand, production does not compromise the water table.

13.4. Other Mine Design and Planning Parameters

The limestone production reached by December 2021 is 377,702 tonnes, and no waste rock was removed. Based on the plant requirements and sales projection for the next 27 years, the pit design parameters for the Tioyacu quarry are presented in Table 44.

Table 44 Summary of Tioyacu quarry design parameters

Description	Value
Safety bench	4-6 m
Bench slope angle	65°
Berm width	8 m
Width of ramps	12 m

13.5. Anual production rate

Considering that the cement plant demands an average annual production of 0.42 million tonnes per year of limestone, the plan for the next 27 years is shown in Table 45.

13.6. Mining plan

The proposed mining plan for the next 27 years is presented in Table 45.

Table 45 Mining plan for the next 27 years

Year	Tonnes	CaO	SiO2	MgO	Al2O3	K2O
2022	406,456	49.05	4.14	2.83	0.54	0.19
2023	414,586	49.03	4.4	2.66	0.57	0.18
2024	416,522	49	3.8	3.17	0.48	0.14
2025	417,835	49.01	5.61	2.08	0.61	0.2
2026	419,175	49.06	5.55	2.07	0.64	0.2
2027	420,541	49.06	3.64	3.19	0.45	0.16
2028	421,935	49.02	6.95	1.28	0.65	0.21
2029	423,357	49.02	3.27	2.97	0.4	0.13
2030	424,807	49.06	3.59	2.44	0.42	0.16
2031	426,286	49	5.59	1.98	0.51	0.17
2032	427,795	49.01	6.5	1.1	0.6	0.23
2033	428,025	49.01	6.19	1.65	0.7	0.25
2034	428,025	49.01	4.29	2.69	0.62	0.25
2035	428,025	49.04	6.57	1.26	0.7	0.29
2036	428,025	49.06	5.64	1.48	0.61	0.23
2037	428,025	49.01	7	1.23	0.62	0.24
2038	428,025	49.02	5.21	2.34	0.8	0.15
2039	428,025	49.03	6.39	1.23	0.69	0.26
2040	428,025	49.01	5.12	2.41	0.53	0.18
2041	428,025	49.03	7.43	0.99	0.84	0.2
2042	428,025	49	5.76	2.02	0.56	0.19
2043	428,025	49.03	7	0.91	0.66	0.19
2044	428,025	49	6.44	1.71	0.67	0.23
2045	428,025	49.04	6.17	2.5	0.61	0.21
2046	428,025	49.02	6.92	1.9	0.7	0.2
2047	428,025	49.03	6.76	3.01	0.61	0.21
2048	350,624	49.03	7	2.86	0.6	0.21
Total	11,390,294	49.03	5.67	2.06	0.61	0.2

Figure 11 shows the final pit for the life of the quarry.

Figure 11 Tioyacu quarry final pit

13.7. Life of Mine

The life of the Tioyacu quarry is 27 years.

13.8. Staff

Cementos Selva S.A. personnel develop its operations at the Tioyacu quarry with its staff and contractors.

14. Processing and recovery methods

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14.1.  Process Plant

Cement production involves the following stages:

Production of raw materials. Limestone is produced from the Tioyacu quarry, as described in Chapter 13.

Milling and homogenization. Once the limestone is received at the plant, it is dosed to the raw mill with clay, iron, and coal. The mixture must meet the quality standards to be sent to a storage silo from where it is fed to the crude storage silo. The crude is fed to the kiln for clinker production.

Clinkerization. The mixture is pelletized and then enters the vertical kiln where it reaches a temperature of approximately 1,450 degrees Celsius, the product of which is clinker. The clinker is then cooled to about 200 degrees Celsius and stored in silos or storage bins.

Cement grinding. After being cooled, the clinker, together with gypsum and some additives, is fed into a mill to obtain cement.

Storage in silos. After passing through the mills, the cement is transferred to conveyor channels and stored in concrete silos to preserve its quality until distribution.

Packing, loading, and transportation. Cement is transferred through chutes from the silo to be packed into 42.5-kilogram bags in bagging machines, and then stored or loaded onto trucks operated by third parties for distribution. Bulk cement is transported by trucks.

14.2. Raw materials for the cement production

The following raw materials and additives are used in the Rioja plant to produce cement.

Raw Materials

Limestone, is composed mainly of calcium carbonate and is used as raw material and an additive in cement production.

Iron, is inert material composed basically of iron oxide (Fe2O3).

Clay, is inert material composed of silicon, aluminum, and a low proportion of alkalis such as potassium and sodium.

Coal, is a solid, black, or dark brown mineral that is essentially carbon with small amounts of hydrogen, oxygen and nitrogen.

Crude, is an artificial mixture of limestone, clay, iron, and coal used to produce clinker.

Clinker is a product obtained from limestone, clay, iron, and coal.

Additives

Limestone.It is a material composed mainly of calcium carbonate, which, when finely ground, is used as an additive in cement production.

Gypsum. It is a material composed of calcium sulfate hydrates. When gypsum is mixed with the clinker, it controls the setting time when the cement initiates the hydration reactions.

14.3. Flow sheet

The following is the block diagram of the cement plant for raw material processing, clinker and cement production.

Figure 12 Rioja plant process block diagram

14.4. Main equipment

Table 46 shows the design and production capacities for clinker and cement.

Table 46 Main equipment in Rioja plant

Equipment	Product	Capacity of production	Unit
Crusher	Limestone Iron Gypsum	72,000	tonnes/month
Dryer	Limestone Clay	98,450	tonnes/month
Mill	Crude Type I Cement	70,200 36,720	tonnes/month
Kiln	Clinker Type I	24,120	tonnes/month
Bagging system	Cement	720,000	bags/month

14.5. Material balance cement plant

The following section presents information on the material balance at Rioja plant for cement production.

14.5.1. Material balance

Below is the clinker production balance at the Rioja plant, considering the use of limestone obtained from the Tioyacu quarry, clay, iron, and coal as part of the raw material for clinker production. Likewise, the balance for cement production is presented considering the additives used for the mixture with clinker and consequently cement production for the year 2021.

Table 47 Balance for crude production

Raw material	Annual quantity (tonnes/year)	Dosage
Limestone	333,647	73.1%
Others	122,974	26.9%
Crude	456,621	100%

Crude is fed to the vertical kiln. The production of 0.57 tons of clinker requires one ton of crude.

Table 48 Balance for cement production.

Raw Material	Annual quantity (tonnes/year)	Dosage
Clinker	261,864	77%
Additions	76,098	23%
Cement	337,962	100%

14.6. Process losses

Losses in the cement production process associated with the raw material (limestone) are 1.45%.

14.7. Water consumption

Water is mainly used for cooling in the milling processes and for the pelletizing process of the crude before it enters the vertical kilns. It is also used for watering green areas and accesses and restrooms.

14.8. Fosil fuel consumption

The cement production process consumes liquid fuels for heavy equipment within the operation. Biomass is used as energy in the raw material drying process.

Table 49 Fuel consumption in Rioja plant

Fuel	Consumption (tonnes/year)	Description
Diesel	381	P.Cal 9840 Kcal/kg

14.9. Electric power consumption

The Rioja plant has an electrical substation with a capacity of 12MVA, which uses electrical energy supplied from the national grid.

14.10. Maintenance Plan

Cementos Selva S.A. has implemented a preventive and corrective maintenance plan to prevent interruptions to the cement production process. Cementos Selva S.A. maintains operating efficiency to control costs and operating margins. Cementos Selva S.A. has initiatives to diversify energy sources and secure supply when possible. The equipment is in good condition and operational.

14.11. Staff

Cementos Selva S.A. personnel develop its operations at the Rioja plant with its staff and contractors.

15. Infrastructure

15.1. Tioyacu quarry

The Tioyacu quarry uses the infrastructure of the Rioja plant, such as administrative offices, workshops, utilities and other services. The quarry is located adjacent to the cement plant.

Explosive storage: Given the proximity of a military fort, the explosive storage is located inside the military for and is very well guarded. Cementos Selva S.A. has to retrieve explosives every time it needs to blast in the quarry.

15.2. Rioja Plant

The use of electrical energy is required; there is a high voltage electrical energy supply system of 60 Kv, 60 Hz transmission for the industrial facilities of Cementos Selva S.A.

There is a derivation from the 60 kV Rioja - Nueva Cajamarca transmission line owned by Electro Oriente, which runs in front of CSSA’s facilities at a distance of 345.8 m.

On the other hand, the company has a license to use water for industrial purposes. The National Water Authority issued the Alto Mayo Local Water Administration (R.A. Nº 100-2010-ANA-ALA ALTOMAYO).

16. Market Studies

Cementos Selva S.A is a subsidiary of Cementos Pacasmayo. Cementos Pacasmayo is a leading company in the cement production and other construction materials in the north of Peru. This chapter describes the cement market, as well as the macro and microeconomic factors that define it.

For the description of the cement market in Peru, public information has been collected from different sources, such as the Central Reserve Bank of Peru (BCRP), National Institute of Statistics and Informatics (INEI), Association of Cement Producers (ASOCEM), Ministry of Housing, Construction and Sanitation, Superintendence of Tax Administration and the Peruvian Construction Chamber. In addition to this information, this chapter also relies on statistics provided by the company (CPSAA) to provide a better understanding of its specific market.

16.1. The cement market in Peru

The Peruvian cement market is geographically segmented by regions: north, central and south. Diverse companies supply each region. Figure 13 is an illustration of the Peruvian map and of its 3 regions, according to the segmentation of the cement market, where each region is the main area of influence of domestic cement companies

Figure 13 Segmentation of the cement market in Peru

The main companies that comprise the cement market in Peru are: Cementos Pacasmayo S.A.A., UNION Andina de Cementos S.A.A., Yura S.A. and Cementos Selva S.A. Additionally, there are companies that import cement or clinker, such as Caliza Cemento Inca S.A., Distribuidora Cemento Nacional S.A.C., CEMEX Perú S.A., Cal & Cemento Sur S.A., amongst others.

Table 50 shows the domestic cement shipments (in thousands of tonnes):

Table 50 Cement shipments at domestic level (in thousands of tonnes)

	2019	2020	2021
National cement shipments	10,317.0	8,979.0	12,500.0
Overall cement shipments (CPSAA/CSSA3 plants)	2,613.7	2,581.4	3,625.2
Rioja plant shipments	298.1	261.5	336.8

Sources: ASOCEM, CPSAA/CSSA

The types of cement produced by the main cement companies in the country are Type I, Type V, Type ICO, Type IL, Type GU, Type MS (MH), Type HS, Type HE, Type MH.

It is important to mention that, according to the main requirement standards, Peruvian Technical Standards, cements are divided into five types:

●	NTP 334. 009 2013. Cements Portland. Requirement. (ASTM C 150).

●	NTP 334. 090 2013. Cements Portland Added. Requirements. (ASTM C595).

●	NTP 334. 082 2011. Cements Portland. Performance Specification. (ASTM C1157).

●	NTP 334. 050 2004. Cements Portland White. Requirements. (ASTM C150).

●	NTP 334. 069 2007. Building Cements. Requirements. (ASTM C091).

For Cementos Selva’s cement products, only the first 3 NTP standards apply.

16.2. Industry and Macroeconomic Analysis

Producers and trading companies of cement compete mainly within the limits of their area of influence, which is determined by the geographical location of their plants, giving rise to segmentation of the national market. However, the northern region presents a high demand potential because of the infrastructure gap, the housing deficit and a higher capillarity in terms of important cities adjacent to one another and with an urbanization level lower than in the central and southern region. On the other hand, it is important to note the importance of transportation in the structure of cement costs, which are composed primarily of raw materials, fuels and transportion.

The cement market and industry in Peru have the following characteristics:

●	Base of consumers highly segmented, informal and of low resources.

●	Low costs of energy and raw materials.

●	Zone of influence / distribution determined by geographical location of the plant.

●	High correlation between public and private investment, and self-construction.

The construction sector and cement industry have a behavior directly related to the Gross Domestic Product (GDP) and Private Consumption. Figure 14 shows how the GDP of the construction sector (monthly variation %) tracks the cyclic behavior of the Global GDP (monthly variation %), showing variations of lower significance than those of the Global GDP, but in the same direction. It is also noted that, in May 2020, the GDP of the construction sector had a positive variation of more than 200% (compared to the previous month), whilst Global GDP went up only 10%. This was due to the reactivation of economic activity and consumption once the confinement measures given by the Government to counter the Covid-19 pandemic were loosened. This reactivation was motivated primarily by private-construction sector consumption. In the face of the uncertainty caused by the health and economic crisis in 2020, consumers showed savings behaviors, which meant that people preferred consumption of goods for home improvement, amongst them, cement. This trend was maintained throughout 2021, even after a higher uncertainty caused by the elections and its results, and this was reflected in sustained growth rates of internal consumption of cement related primarily to self-construction.

Figure 14 Construction sector GDP variation

Source: INEI 2021

The cement industry is also motivated by housing sector growth, public and private investment in infrastructure, mining projects, shopping centers, construction of transportation systems, etc. Thus, one of the variables with more impact on cement industry and future demand is the infrastructure gap which remains high in the country. For the 2016 – 2025 period, the infrastructure gap is estimated to be US$ 160 billion and this is present in the main economic sectors and services of public supply, that is: Transportation (36%), Energy (19%), Telecommunications (17%), Health (12%), Sewage System (8%), Irrigation (5%) and Education (3%). The 90% of the roads not included in the large national road network still remain without pavement. Only 40% of schools have access to basic services such as water, electricity and sewage system. There are only 15 hospital beds for every 10,000 individuals compared to 27 beds recommended by the WHO.

It is estimated that public investment grew 10% in 2021 and will grow 5% in 2022, as a result of the higher expenditure in reconstruction works under the Government-to-Government Agreement with the United Kingdom, as well as Special Projects of Public Investments and the projects within the frame of the National Plan of Infrastructure for Competitivity (NPIC). The Government´s reconstruction plan that it is implementing is expected to have a significant impact on cement sales in the northern region because most of the budget is targeted at that area.

16.3. The North Region Market

Cementos Pacasmayo, a leading company in the production and sales of cement in the North Region, has market presence in the following cities: Cajamarca, Chiclayo, Chimbote, Jaén, Pacasmayo, Piura, Rioja, Tarapoto, Trujillo, Tumbes, Yurimaguas and Iquitos. The company has a Market share of over 90% in the northern region of the country.

Cementos Selva S.A.’s overall shipments from the Rioja plant were 336,838 tonnes. It supplied 8% of the country’s North Region cement demand, and its cement sales represented 9.3% of the Company’s overall shipments.

Other companies with lower presence in the cement market of the North Region are:

●	Wang Peng

●	Quisqueya - Cemex

●	Cemento Nacional

●	Cemento Inka

●	Cemento Tayka

●	Cementos Patrón

These companies are competitiors of the Rioja plant.

Cementos Selva S.A.’s Rioja plant produces different types of cement and it has placed in the National Market different trademark products to meet the needs of diverse segments of the market. Table 51 shows the products in Rioja plant.

Table 51 Types of products of Rioja plant

Cement type	Use	Comment
Cemento Portland
Cement Type I	Cement of general use.	The average result of resistance to compression is higher than the minimum requirement set forth in the technical standard NTP 334.009 / ASTM C150.
Cemento Portland with additives
Cement Extra Forte	Ideal for the execution of structural Works, repairs, remodelings home applications, floors, leveling, grouts, tips, prefabricated elements of small and medium size and concrete elements which require special characteristics.	The average result of resistance to compression is higher than the minimum requirement set forth in technical standard NTP 334.090.
Hydraulic Cements specified by performance
Mochica GU Line	For structures in contact with environement and humid and salty soils.
Amazonico GULine	Cement for general purpose.

16.4. Cement price

The sale prices of cement in the Peruvian market vary pursuant to their type and their geographical location. The price difference between each type is explained primarily by the dosifications of raw materials and additives, whilst the variations for geographical location are caused by the freights for the distribution to the points of sale.

At domestic level, the cement price in 2020 was, on average, 541.18 S/ x t. Figure 15 shows the historic prices of cement in Peru.

Figure 15 Historic prices of cement in Peru

Source: Ministerio de Vivienda, Construcción y Saneamiento (November 2020).

Figure 15 shows that the price grew at a sustained rate of more than 4% per year, from 2015 until 2018, and subsequently it fell slightly in 2019 to climb again in 2020. The compound annual growth rate for the 2014 – 2020 period is 3.01%, which is consistent with the annual inflation rate of the target range of the Central Reserve Bank of Peru.

16.5. Current and future demand

Cement demand at the national level is met by local shipments (local production), for the most part, and by imports. In 2021, 12.50 M tonnes were shipped locally, 40% more than in the same period of 2020 (9.0 M). Imports amounted to 0.88 M tonnes during 2021, 23% above the 2020 figure (0.72 M). Thus, cement demand in 2021 is estimated at 13.38 M tonnes.

Figure 16 shows the evolution of national cement demand, expressed in thousands of tonnes, since 2016:

Figure 16 Evolution of the national demand of cement

Source: ASOCEM

It is noted that domestic demand has been growing, on average, at a rate of 3% per year, with the exception of 2020, which is considered an atypical year due to the adverse effects of the pandemic and the confinement measures, to then take a historic leap in 2021 with an annual increase of 38%.

According to our internal information, in terms of regional distribution, the Northern Region accounts for approximately 28% of domestic cement demand, the Central Region for 50%, and the Southern Region for 22%.

Cementos Pacasmayo’s cement shipments reached 3,625.2 thousand tonnes in 2021 (Included Cementos Selva S.A.), capturing a 26.5% share of total shipments in Peru and 90% in the Northern Region. This is 40.4% more than in 2020 (2,581.4 thousand tonnes). This increase in shipments took place in a context of economic recovery, despite the Covid-19 pandemic and political instability.It is explained by the high growth rates of domestic cement consumption that have been registered since mid-2020, due to the self-construction sector and the high execution of investment projects.

It is expected that the positive trend remains in the internal cement consumption, at domestic level and in the northern region, driven by the growth of the Peruvian economy, which is recovering at a higher rate than other countries of the region, the private-construction sector which is still one of the main driving forces of cement demand, and the Government´s reconstruction plan for damages caused by El Niño, which is being executed through an agreement between the Peruvian and the British governments. This will have a positive impact on Cementos Pacasmayo’s cement shipments, because most of the budget is concentrated in the company´s influence zone.

Table 52 shows the projection of future demand or cement shipments for Cementos Selva S.A (Rioja plant). These projections are based on the 2022 estimated shipments, and a sustained growth of 2.0% per year until maximum cement production capacity is reached:

Table 52 Forecast of future demand for Rioja cement plant

Year	Cement Shipments (Tonnes)	Variation (%)
2022P	352,678
2023P	359,731	2.0%
2024P	366,926	2.0%
2025P	374,265	2.0%
2026P	381,750	2.0%
2027P	389,385	2.0%
2028P	397,173	2.0%
2029P	405,116	2.0%
2030P	413,218	2.0%
2031P	421,483	2.0%
2032P	429,912	2.0%
2033P	431,200	0.3%
2034P	431,200	0.0%
2035P	431,200	0.0%
2036P	431,200	0.0%
2037P	431,200	0.0%
2038P	431,200	0.0%
2039P	431,200	0.0%
2040P	431,200	0.0%
2041P	431,200	0.0%
2042P	431,200	0.0%
2043P	431,200	0.0%
2044P	431,200	0.0%
2045P	431,200	0.0%
2046P	431,200	0.0%
2047P	431,200	0.0%
2048P	304,233	-29.4%

17. Environmental studies, permitting, and plans, negotiations, or agreements with local individuals or groups.

17.1. Environmental Aspects

Cementos Pacasmayo has Corporate Policies that apply to the operations of quarries and cement plants. Relevant policies include Safety Occupational Health Policy, Quality Policy, and Environmental Policy.

Cementos Selva S.A. has the Environmental Impact Study entitled “Expansion of exploitation of the Tioyacu quarry” approved by Directorial Resolution No. 186-2014-PRODUCE/DVMYPE-I/DIGGAM dated August 20, 2014.

17.1.1. Tioyacu quarry

On July 07, 2000, through Oficio N° 529- 2000-MITINCI-VMI-DNI-DAAM, the first Environmental Impact Assessment (EIA) was approved.

On August 24, 2014, through Directorial Resolution No. 186-2014-PRODUCE/DVMYPE-I/DIGGAM, the authority approved the Environmental Impact Assessment (EIA) of the “Exploitation Expansion of the Tioyacu Quarry” within the non-metallic mining concession “Calizas Tioyacu.”

In 2021, CSSA carried out environmental monitoring through the Analytical Laboratory - ALAB, a Peruvian company with double accreditation by the International Accreditation Service (IAS) and the National Institute of Quality (INACAL), both signatories of the ILAC-MRA International Mutual Recognition Agreement.

ALAB was in charge of collecting and analyzing the samples, and submitting the results through reports to the Environmental Evaluation Agency - OEFA, the Peruvian State institution in charge of reviewing and validating the information submitted by the owner. At the Tioyacu quarry, the following parameters were measured every six months: air quality and particulate matter in the air.The results obtained in the year 2021 are below the Environmental Quality Standard (EQS) limit, complying with the requirements of the (ECA) and the provisions of Supreme Decree No. 003-2017-MINAM.

The results obtained from the environmental noise measurement activities in 2021 are below the Environmental Quality Standard Limit (ECA) in compliance with the provisions of Supreme Decree N°085-2003-PCM.

Biological and hydrobiological monitoring in the indirect influence of the Tioyacu quarry aimed to characterize the Vegetation, Herpetofauna, Avifauna, and Mastofauna. The results showed an abundance in the avifauna, species, typical in this type of vegetation where the forest predominates.

Cementos Selva S.A. complies with Peruvian legislation on Closure Plans. Under current legislation is the Regulation of Environmental Management of the Manufacturing Industry and Domestic Trade, Supreme Decree No. 017-2015-PRODUCE.This rule establishes the environmental management procedures covered by Ministerial Resolution No. 157-2011-MINAM for investment projects subject to the National System of Environmental Impact Assessment (SEIA).

Law No. 28090 and its Regulation approved by Supreme Decree No. 033-2005-EM establishes the closure measures for non-metallic quarries.  Directorial Resolution No. 178-2016-MEM-DGAAM approved the Closure Plan for the Tioyacu quarry mining unit.

About water management, it is essential to mention that Tioyacu quarry does not have any discharges. The small water consumption is only for green area irrigation and road maintenance.

It is important to mention that the approval of the Mine Closure Plan involves the constitution of guarantees to ensure that the owner of the mining activity complies with the obligations derived from the Mine Closure Plan, in accordance with environmental protection regulations.

The Closure Plan submitted by Cementos Selva S.A. has included the necessary measures to ensure effectiveness or consistency with the requirements necessary for the protection of public health and the environment. The initial strategy has continued with the Closure of the components of Tioyacu quarry mining unit, establishing temporary, progressive, final and post-Closure activities at the end and/or closure of operations.

Environmental closure activities have included physical stability in the mine, geochemical stability, water management facilities, dismantling for the removal of equipment and machinery. Also infrastructure demolition, reclamation, waste disposal, landform establishment, habitat rehabilitation, revegetation and social programs.

Post-closure activities such as physical maintenance, geochemical maintenance, hydrological maintenance, and biological maintenance will be carried out, and post-closure monitoring activities include physical stability monitoring, geochemical stability monitoring, water management monitoring, biological monitoring, and social monitoring.

Considering that the land use before mining production was a secondary forest which was affected by other activities, forestation activities with native species have been considered part of the post-closure activities. Likewise, CSSA will fulfill the commitments included in the Closure Plan approved by the above authority.

We have a solid relationship with our communities and we have identified its main needs in health, education, urban development and local development.

We have a social investment program which contributes to dealing with their needs, based on good dialog and our compliance to our commitments to our communities.

The communities are high priority stakeholders. For this reason, we promote periodic meetings with their representatives and we create opportunities for dialog to know their expectations. Also, we have established public and private alliances for development projects and programs to contribute to a better quality of life and to strengthen our relationship. During 2021, we worked in alliance with the district governments of Elias Soplin Vargas. CSSA had been limited in meeting face-to-face with stakeholders in 2021, due to the COVID 19 pandemic.

17.1.2. Rioja plant

On August 25, 2000, according to the official letter N° 747-2000-MITINCI-VMI-DNI-DAAM, the Preliminary Environmental Diagnosis (DAP) was approved.

On January 8, 2002, the Environmental Management Program (PAMA) was approved by official letter No. 0028-2002-MITINCI-VMI-DNI-DAAM.

On March 31, 2009, by official letter N° 02228-2009-PRODUCE/DVMYPEI/DGI-DAAI, the Environmental Impact Statement (EIS) was approved.

On May 31, 2012, using official communication N° 3742-2012-PRODUCE/DVMYPE-I/DGI-DAAI, the Environmental Impact Assessment (EIA) “Expansion of the Production Plant” was approved, in compliance with the provisions of D.S. N° 019-97-ITINCI.

On October 28, 2015, according to Article 11 of D.S. N° 019-97-ITINCI and Directorial Resolution N° 489-2015-PRODUCE/DVMYPE-I/DIGGAM, the Previous Qualification (CP) for a “Raw Materials Warehouse outside the Cement Manufacturing Plant” was approved.

About water management, it is essential to mention that Rioja plant does not have any discharges. The small water consumption is only for green area irrigation.

Considering that the land use before cement production was a secondary forest which was affected by other activities, forestation activities with native species have been considered part of the post-closure activities.

Finally, in accordance with environmental regulations and according to the Regulation of Environmental Management of the Manufacturing Industry and Domestic Trade, Supreme Decree N° 017-2015-PRODUCE, companies that produce cement are required to submit Closure Plans when executing Decommissioning activities. To meet that requirement, Cementos Selva in compliance with Peruvian legislation will submit the Closure Plan in a timely manner.

17.2. Solid waste disposal

Cementos Selva S.A. has a Solid Waste Minimization and Disposal Plan for our production activities at the Rioja plant and Tioyacu quarry. Annually, our company declares the generation, storage, collection, and final disposal of hazardous and non-hazardous solid waste in compliance with environmental legislation.

In our solid waste minimization plan for 2021, we declared 0.37 tons of hazardous waste and 10.90 tons of non-hazardous waste for the Tioyacu quarry. Likewise, for the Rioja plant we declared 19.60 tons of hazardous waste and 998.90 tons of non-hazardous waste, which were disposed of in accordance with environmental legislation.

17.3. Qualified Person’s Opinion

Cementos Selva S.A. complies with national environmental standards in the industrial sector and to the International Standard Industrial Classification - ISIC 2694 for the non-metallic production of the limestone material for the manufacture of cement.

For the industrial and mining sector, the company specifically complies with the Environmental Management Regulations for the Manufacturing Industry and Domestic Trade, Supreme Decree No. 017-2015-PRODUCE, which is the rule that regulates the environmental management of the activities indicated in Ministerial Resolution No. 157-2011-MINAM and investment projects subject to the National System of Environmental Impact Assessment (SEIA), considered in Annex II of the Regulations of Law No. 27446, approved by Supreme Decree No. 019-2009-MINAM.

The company reports the environmental commitments, semiannually and quarterly to the Environmental Evaluation Agency - OEFA. The monitoring is carried out through external laboratories that provide comprehensive monitoring and analysis services and have double accreditation, by the international IAS (International Accreditation Service) and the national INACAL (National Institute of Quality), both signatories of the ILAC-MRA international Mutual Recognition Agreement.

Cementos Selva S.A. strictly complies with the protocols in the different processes in compliance with environmental legislation and reporting to the OEFA.

The qualified persons believe Cementos Pacasmayo’s current plans and practices are adequate to address any issues related to environmental compliance, permitting, and local individuals or groups.

18. Capital and operations costs

18.1. Basis for operating and capital costs for the quarry and plant

In a tabular manner, this section presents the operating costs of Tioyacu quarry for the production of limestone - the primary raw material used for cement production at the Rioja plant. It also exhibits the plant’s operating costs, for the whole industrial process; from the reception of raw material, to its conversion to the final product (cement). Cost forecast is mainly based on actual historical costs.

Similarly, this section reports the detail of the capital investments made in the quarry and plant, and the forecasted investment plan required to sustain all the activities in the quarry and plant and to assure the supply of limestone Reserves necessary to achieve the production levels according to the forecasted cement shipments of the Rioja plant.

Table 53 depicts the main components of the cost structure of Tioyacu quarry and Rioja plant and the sources used in their forecasts:

Table 53 Concepts about cost structure of Tioyacu quarry and Rioja plant

Concept	Description	Source
Quarry Operating Cost	Mineral Extraction /Exploitation, Processing, Fuel, Materials (Explosives), Maintenance, Insurance and Services	● Real, historic costs ● Suppliers´ quotes
Quarry Operating Cost	Royalties	● Contract of mining royalty payment with regional/state entities
Quarry Operating Cost	Energy	● Historic, real costs ● Supply Contract ● Suppliers’ quote
Plant Operating Cost	Fuel, Materials, Maintenance, Wages and Insurance	● Historic, real costs ● Suppliers’ quote
Plant Operating Cost	Energy	● Historic, real costs ● Supply Contract ● Suppliers’ quote

Considering that the Tioyacu quarry and the Rioja plant are in operation, the historical costs are the principal basis for estimating forecasted costs.

In this sense, the actual costs in some cases are maintained, and in other cases, are appropriately adjusted for factors specific to the quarry operation, conditions, and obligations stipulated in supply and concession contracts.

On the other hand, macroeconomic factors such as inflation and devaluation of the local currency against the US dollar could indirectly impact future operating costs estimation.

18.2. Capital and Operating Cost Estimates

Table 54 details the operating costs of quarry and plant for the year 2021, and 27 years of forecast:

Table 54 Operating costs forecast of quarry and plant

Table 54 shows the projection for the next 27 years, according to the production plan for 27 years of Reserves. Costs are adjusted annually by applying a 2.65% inflation rate.

Costs described in this chapter are applied to estimate the Mineral Resources and Reserves of the Tioyacu quarry as part of the analysis.

Table 55 shows the detail of capital investments in the quarry and plant, by type of investment, for one year of historical result (2021), and 27 years of projection:

Table 55 Investment forecast in quarry and plant

In recent years, there have been no significant variations in capital investment, which correspond mainly to maintenance and replacement of equipment in the quarry and plant to sustain operations. The Company´s investment plan does not consider any unusual or expansion activity. It is solely planned to perform the necessary replacement for the quarry support and the maintenance of operations in the plant. The investments are kept at levels similar to those registered throughout the last few years.

18.3. Capital and Operating Cost Estimation Risks

There is a low risk associated with capital and production costs because mine production and cement plant operation will continue in the same geological deposit and using the same mining and industrial methods.

An assessment of the accuracy of estimation methods is reflected in the sensitivity analysis in Section 19.

For purposes of the Preliminary Feasibility Study completed relative to the Tioyacu quarry and Rioja plant, capital and operating costs are estimated to an accuracy of +/- 25% with a contingency of 5%.

19. Economic Analysis

19.1. Methodology: Discounted Cash Flow (Free)

The Economic Analysis chapter describes the assumptions, parameters and methodology used to demonstrate the economic viability or profitability of extracting the mineral Reserves. That is, the pre-feasibility level support for the determination of mineral Resources and Reserves, by means of a business valuation through the Discounted (Free or Economic) Cash Flow method.

The horizon of the cash flow projection is consistent with the life of the quarry, which is calculated based on the total declared Reserves and the annual production at the quarry. Each period’s cash flow is approximated indirectly from the EBITDA (the latter is constructed in the Profit and Loss Statement), and the corresponding adjustments are made for taxes and capital costs (CapEx).

Finally, for this economic analysis we use the free cash flow, since it does not incorporate the company’s capital structure, and we apply the weighted average cost of capital (WACC) for discounting said future cash flows.

19.2. Assumptions

19.2.1. General and Macroeconomic Assumptions

The general and macroeconomic assumptions used for the projection of economic cash flows and the valuation are:

●	Projection horizon: 27 years (2022 to 2048) according to the estimated years of quarry life.

●	The annual escalatioin rate; 2.65%, applies equally to the sales price, costs, and expenses.

●	Capital cost projections were determined using a historical ratio of annual investments and maintenance costs, which also considers the increase in production volume.

●	The company’s financing structure is being considered in the discount rate (WACC), which is 9.87%, not in the cash flows.

●	Income tax rate: effective rate of actual (historical) business results, 31.0% - 32.0%.

●	Workers’ Profit Sharing: 10%.

●	Exchange rate: exchange rate is assumed to remain at 4.00 (USD/PEN).

19.2.2. Income and Cost Assumptions

●	The sales price of cement, expressed as S/ x t, is the sales price of the Rioja plant to Dino Selva Iquitos, Rioja plant; which is lower than the sales price to the final customer in the market. The distribution freight explains this difference to the multiple points of sale and the selling expenses associated with distribution and promotion in the different commercial channels.

●	The base price used in the projection is an estimate for the year 2022 (471.6 S/ x t), which has been determined based on current market conditions and cement demand for 2022, among other factors.

●	Starting in 2023 (year 2 of the projection), a price escalation is applied at an annual escalation rate of 2.65%.

●	The cost of cement production, expressed as S/ x t, has been estimated for 2022 based on actual operating expenses, the market situation of local materials and services, plant demand for imported clinker, and other factors. The cost of production for year 2022 is 312.4 S/ x t.

●	Starting in 2023, a cost escalation is applied following the annual inflation rate of 2.65%.

●	The volume of cement shipments grows at an annual rate of 2.0% until the maximum plant capacity is reached, which is adjusted slightly for a safety factor.

●	The initial stock of products in the quarry and plant is assumed to be zero.

19.3. Financial Model Results

The following financial parameters were calculated:

●	NPV of 378.5 million soles at a discount rate of 9.87%.

●	27-year mine life.

●	Average plant throughput of 0.42 million tonnes per year over the 27-year projection.

●	Average sales price of 676.4 soles per ton of cement, on average for the 27-year projection, at nominal values.

●	Revenues of 278.7 million soles, on average for the 27-year projection.

●	Average cash production cost of 469.5 soles per ton of cement, on average for the 27-year projection, at nominal values.

Table 56 shows the forecasted Profit and Loss Statement for the Tioyacu quarry and Rioja plant operation:

Table 56 Profit and Loss Statement

Cement sales at Rioja plant are, on average, S/ 278 million per year (for the period 2022-2048), and the average EBITDA margin for the same period is 26.23%. Due to the increase in cement shipments, the installed capacity of clinker is exceeded, and it is necessary to start importing from the year 2024. The need for imported clinker increases gradually until 2033 when the maximum capacity for cement production is reached, which causes the average EBITDA margin to fall slightly to 23.91% from 2033.

Table 57 shows the Free Cash Flow projection and the valuation of the cement business of Rioja plant:

Table 57 Free Cash Flow and valuation

The net present value (NPV) of Rioja plant cement business amounts to almost S/ 378 million and it is made up of the sum of the discounted cash flows of each period, for the 27-year projection.

For the discount of the cash flows,the weighted average cost of capital of the company (WACC for its acronym in English) was applied.

19.4. Sensitivity Analysis

The sensitivity analysis considers a variation of +/- 5 and 10% in the variables that have the greatest impact on the NPV and EBITDA. These variables are the cement sales price, operating cost and CapEx.

Tables 58 and 59 detail the sensitivity of the NPV and EBITDA to each variable, respectively, when the variables are varied independently. Figures 17 and 18 show the results of the sensitivity of NPV and EBITDA, respectively, to the three variables:

Table 58 Sensitivity analysis of the Net Present Value

Variable / Variation	-10%	-5%	0%	+5%	+10%
Price	-35.7%	-17.9%	0.0%	17.9%	35.7%
Cost	26.3%	13.1%	0.0%	-13.1%	-26.3%
CapEx	1.3%	0.7%	0.0%	-0.7%	-1.3%

Table 59 Sensitivity analysis of the EBITDA

Variable / Variation	-10%	-5%	0%	+5%	+10%
Price	-35.3%	-17.7%	0.0%	17.7%	35.3%
Cost	26.6%	13.3%	0.0%	-13.3%	-26.6%
CapEx	-0.1%	0.0%	0.0%	0.0%	0.1%

Figure 17 Sensitivity of Net Present Value

Figure 18 Sensitivity of EBITDA

Based on these results, the NPV is most sensitive to cement price, followed by operating cost, and least susceptible to the CapEx. EBITDA has a similar sensitivity to NPV, being most exposed to cement price, followed by operating cost, but shows no sensitivity towards variations to the CapEx.

20. Adjacent properties

The information in this chapter was obtained from the competent authority: Instituto Geológico, Minero Metalúrgico (INGEMMET). The only public information obtained is shown in the Figure below.

To the north of the Cementos Selva S.A. concession is the Rioja 2 concession owned by Cementos Selva S.A.; to the east of the mining concession is the Rioja 4 concession owned by Cementos Selva S.A., and to the southwest is the Rioja 3 concession owned by Cementos Selva S.A.

Figure 19 Concession Calizas Tioyacu and adjacent concessions.

21. Other relevant data and information

Not applicable.

22. Interpretation and conclusions

●	From a legal point of view, Cementos Selva S.A. has the ownership of the mining properties for the exploration, development and production of limestone to supply the cement plants for normal production during the life of the quarry.

●	Cementos Selva S.A. has been complying with international ISO-9001 standards since 2015 and has implemented Quality Assurance and Quality Control (QAQC). The controls are applied for the construction of the Geological Model, Resource estimation and Reserves estimation.

●	Cementos Selva S.A. has a quality assurance system in its operations that includes sample preparation methods, procedures, analysis and security, which comply with the best practices in the industry.

●	The information verification and validation processes are carried out following the procedures indicated in the information flows. The validated information is congruent with the one that generated the geological models, which is the fundamental basis for the estimation of Resources.

●	The geological modeling of the limestone deposit is consistent with the relationship between the information and the geological model.

●	The Reserves estimation considers the risk factors and modifying factors. The main variable is the CaO content which is very stable in the deposit. There are other secondary variables that determine the quality of the Reserves.

●	In the process of estimating Reserves and in the production plans of the quarry these variables have been adequately considered in the mining plan, properly sequenced, and with blending processes. There are sufficient proven and probable Reserves for the next 27 years.

●	Table 60 shows the Mineral Resources of the Tioyacu quarry and categories. Likewise, the Mineral Reserves are shown in Table 61 and categories.

Table 60 Mineral Resources (exclusice of Reserves) of Tioyacu quarry

	Resources	Tonnes M	CaO (%)	Al2O3 (%)	MgO (%)	SiO2 (%)	K2O (%)
Limestone	Measured	0	0	0	0	0	0
	Indicated	0	0	0	0	0	0
	Measured + Indicated	0	0	0	0	0	0
	Inferred	19.19	45.61	0.36	6.58	2.52	0.14

*	No economic evaluation was performed for the Tioyacu quarry because it only has inferred resources.

Table 61 Mineral Reserves of Tioyacu quarry

	Reserves	Tonnes M	CaO (%)	Al2O3 (%)	MgO (%)	SiO2 (%)	K2O (%)
Limestone	Proven	6.55	50.30	0.58	1.13	5.46	0.21
	Probable	4.84	47.29	0.64	3.33	5.95	0.19
	Total	11.39	49.03	0.61	2.06	5.67	0.20

●	The cement plant located in Rioja has equipment and facilities available for cement production, using limestone from the Tioyacu quarry and other necessary materials.

●	The Health, Safety and Environment unit is in charge of supervising and ensuring compliance with the Company’s corporate policies and the various legal requirements of the national regulatory bodies by all company departments.

●	Through its Social Responsibility unit, Cementos Selva S.A. has built relationships of trust with the communities surrounding its operations, identifying their primary needs in health, education, urban development, and local development.

●	In 2021, due to COVID 19 pandemic, CSSA had been limited in face-to-face meetings with stakeholders but that did not affect their good relationship.

●	Infrastructure-wise, the operation in Tioyacu quarry and Rioja plant, in relation to infrastructure, is technically and economically feasible due to the life of the quarry.

●	The sensitivity analysis shows that the operation is economically robust.

23. Recommendations

●	Maintain the QAQC program for exploration, development and production activities associated with cement production.

●	Include QAQC plans and density control for the subsequent diamond drilling campaigns.

●	Maintain a permanent monitoring of the installed piezometers both for water levels and water quality, to evaluate the evolution of levels during the production of the Tioyacu quarry.

●	It is recommended that a geophysical study using the Georadar method to identify karst cavities within the quarry area be conducted, especially in areas of structural anomalies.

●	Geosym Consultores S.A.C., recommends that Cementos Selva S.A.adopt the angles for the planning and design of the Tioyacu quarry, as shown in Table 19, based on the stability analyses.

●	It is recommended that monitoring points be placed in new areas of the quarry and that current monitoring points be updated.

●	It is recommended that new diamond drilling campaigns be conducted to reduce the uncertainty of the current Reserves and help recategorize the existing Inferred Resources.

24. References

Environmental Hygiene & Safety S.R.L. (2104). “Almacen de Materias Primas en Exteriores de Planta de Fabricación de Cementos – Rioja”.

GEOSYM CONSULTORES S.A.C (2016). Estudio Geológico, Geotécnico, Hidrológicos e Hidrogeológicos de La Cantera “Tioyacu” – Volumen I: Estudio Geológico.

GEOSYM CONSULTORES S.A.C (2016). Estudio Geológico, Geotécnico, Hidrológicos e Hidrogeológicos de La Cantera “Tioyacu” – Volumen II: Estudio Hidrogeológico.

GEOSYM CONSULTORES S.A.C (2016). Estudio Geológico, Geotécnico, Hidrológicos e Hidrogeológicos de La Cantera “Tioyacu” – Volumen III: Estudio Geotécnico.

GEOSYM CONSULTORES S.A.C (2016). Estudio Geológico, Geotécnico, Hidrológicos e Hidrogeológicos de La Cantera “Tioyacu” – Volumen IV: Estudio Hidrológico.

Instituto Geológico, Minero y Metalúrgico. (2021). Resumen del Derecho Minero Calizas Tioyacu.

MINCONSULT S.R.Ltda, (2012). Plan de Minado.

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SEGECO S.A. (2011). Estudio de Impacto Ambiental “Ampliación de Producción Línea 3 – Cementos Selva”.

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25. Reliance on information provided by registrant

In preparing this report, the qualified persons relied upon data, written reports and statements provided by the registrant in accordance with 17 CFR § 229.1302(f). After careful review of the information provided, the QPs have no reason to believe that any material facts have been withheld or misstated. Cementos Selva provided the information as summarized in Table 62.

Table 62 List of Cementos Selva S.A. information.

Chapter	Chapter name	Information provided by CPSAA
3	Property description	Legal matters related to property rights and the authority “Instituto Geológico, Minero y Metalúrgico INGEMMET”
16	Market studies	Marketing information, CPSAA information, CSSA information, ASOCEM, INEI and BCRP
17	Environmental studies, permitting, and plans, negotiations, or agreements with local individuals or groups	Community Relations and agreements with stakeholders
18	Capital and operating costs	Historical data about cost, price and investments
19	Economic analysis	Macroeconomic trends, data, and assumptions, and interest rates
20	Adjacent properties	Legal matters related to property rights and the authority “Instituto Geológico, Minero y Metalúrgico “INGEMMET”